SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated for reference as of this 17th day of December, 2004

BETWEEN: AMERICAN UNITED GOLD CORPORATION, a company incorporated under the laws of Nevada with an address at Suite 900, 555 Burrard Street, Vancouver, BC V7X 1M8

(hereinafter referred to as "AMUG")

AND: ANDERSON GOLD (CHINA) INC., a company incorporated under the laws of British Columbia, with an address at Suite 900, 555 Burrard Street, Vancouver, BC V7X 1M8

(hereinafter referred to as "AGCI")

AND: ANDERSON GOLD TRUST, a trust organized under the laws of British Columbia with an address at Suite 900, 555 Burrard Street, Vancouver, BC V7X 1M8

(hereinafter referred to as "Anderson Trust")

AND: ROCKY TRUST, a trust organized under the laws of British Columbia with an address at Suite 900, 555 Burrard Street, Vancouver, BC V7X 1M8

(hereinafter referred to as "Rocky Trust")

AND: GRIFFITH TRUST, a trust organized under the laws of British Columbia with an address at Suite 900, 555 Burrard Street, Vancouver, BC V7X 1M8

(Hereinafter referred to as "Griffith Trust")

WHEREAS:

  AGCI has entered into a co-operative joint venture with Guizhou Gold Corporation, a copy of which is attached hereto as Schedule "A" (the "Guizhou JV Agreement");

  The Guizhou JV Agreement provides AGCI with certain rights to conduct gold exploration, development and mining activities on the Daguan Exploration Property, Wangmo County, Guizhou Province of China (herein called the "Daguan Project"), as more particularly described in Schedule "B" attached hereto;

  Anderson Trust, Rocky Trust, and Griffith Trust (hereinafter collectively referred to as the "Shareholders") are the registered and beneficial owners of 100% of the issued and outstanding shares of AGCI (the "AGCI Shares"); and

  AMUG is desirous of acquiring the AGCI Shares subject to and on the terms provided in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual covenants, conditions and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. OPTION TO PURCHASE AGCI SHARES

    Subject to the terms of this Agreement, the Shareholders hereby grant to AMUG the sole, exclusive and irrevocable right and option to purchase (the "Option") the AGCI Shares, free and clear of all charges, encumbrances and claims. Pending exercise of the Option in whole or in part in accordance with the provisions of this Agreement, the Shareholders will deposit the certificates representing the AGCI Shares in transferable form, and in the denominations required for each partial exercise described in subsection 1.2 herein, in trust with an escrow agent agreed to by AGCI and AMUG, and will direct such escrow agent to release the AGCI Shares to AMUG upon each partial exercise of the Option hereunder. The parties agree to enter into an escrow agreement with the escrow agent for such purposes.

    AMUG may exercise the Option in full or in part by incurring expenditures of up to $1,780,000 in connection with the Daguan Project, paying to AGCI up to $230,000, and issuing to the Shareholders 10,000,000 shares on the common stock (as presently constituted) of AMUG as fully paid and non-assessable (the "AMUG Shares") in accordance with the schedule set forth in subsections 1.2(a) through 1.2(d) herein. Any payments or expenditures made pursuant to the requirements of sections 1.2 (a), (b), (c), and (d) below in excess of the amounts prescribed shall be accrued in favour of the amount required by the stage(s) following. The AMUG Shares will be issued forthwith by AMUG in the names of each of the Shareholders and pro-rata to the number of AGCI Shares held by each Shareholder as at the effective date of this Agreement, and placed in escrow with an escrow agent agreed to by AGCI and AMUG and released from escrow to the Shareholders upon AMUG providing notice to the escrow agent of each partial exercise of the Option by AMUG in accordance with subsections 1.2(a) through 1.2(d) herein. Any AMUG Shares not released from escrow upon the termination of this Agreement or the expiry of the Option, will be returned to the treasury of AMUG.

    Following the execution of this Agreement and before March 31, 2005, AMUG may exercise the Option as to 25% of the AGCI Shares by causing to be carried out the Stage 1 mining acquisition, in respect of the Daguan Project described Schedule "C" hereof or such other initial work program as shall be recommended by a qualified engineer or geologist acceptable to the parties hereto (the "Stage 1 Program") and expending in connection therewith the total sum of $100,000;

    Provided that AMUG has previously exercised the Option as set out in subsection 2(a) hereof, AMUG may exercise the Option as to a further 25% of the AGCI Shares following the completion of the Stage 1 Program and before June 30, 2005 by:

      making a payment to AGCI of $80,000 and upon the release of 2,000,000 AMUG Shares from escrow to the Shareholders in proportion to their share interest of AGCI; and

      causing to be carried out the Stage 2 mining exploration and/or development work in respect of the Daguan Project described in Schedule "C" hereof or such other secondary work program as shall be recommended by a qualified engineer or geologist acceptable to the parties hereto (the "Stage 2 Program") and expending in connection therewith the total sum of $200,000.

    Provided that AMUG has previously exercised the Option as set out in paragraph 2(b) hereof, AMUG may exercise the Option as to a further 25% of the AGCI Shares following the completion of the Stage 2 Program before March 31, 2009 by:

    (i) and before March 31, 2006 releasing a further 4,000,000 AMUG Shares to the Shareholders in proportion to their share interest of AGCI; and

    (ii) causing to be carried out the Phase II mining acquisition, exploration, and/or development work in respect of the Daguan Project described in Schedule "C" hereof or such other continuing work program as shall be recommended by a qualified engineer or geologist acceptable to the parties hereto (the "Stage 3 Program") and expending in the connection therewith the total sum of $600,000 to be spent no less than $200,000 per year between the first anniversary and the third anniversary of the signing of this agreement.

    Provided that AMUG has previously exercised the Option as set out in paragraph 2(c) hereof, AMUG may exercise the Option as to the final 25% of the AGCI Shares following the completion of the Stage 3 Program and before the fourth anniversary of the establishment of the Joint Venture Company:

    Making a payment of $150,000 to AGCI and releasing a further 4,000,000 AMUG Shares to the Shareholders in proportion to their share interest of AGCI; and

    causing to be carried out the Stage 4 mining acquisition, exploration and/or development work in respect of the Daguan Project described in Schedule "C" hereof or such other continuing work program as shall be recommended by a qualified engineer or geologist acceptable to the parties hereto (the "Stage 4 Program") and expending in connection therewith the total sum of $880,000.

    Upon each partial exercise of the Option as provided in subsection 1.2 hereof (each an "Exercise"), AMUG will acquire 100% of all right, title and interest in and to the AGCI Shares acquired on each such partial exercise, such AGCI Shares to be free and clear of all charges, encumbrances and claims.

    Should a partial exercise of the Option as provided in subsection 1.2 not be made on the due date thereof, then subject to any extension of such due date agreed to between the parties in writing, the Option, or the balance of the Option remaining unexercised, shall be deemed to have expired and this Agreement shall terminate, subject to any provisions hereof that survive termination.

    It is expressly understood and agreed that this Agreement is an option only and the doing of any act or the making of any payment by AMUG shall not obligate AMUG to do any further acts or make any further payments.

    Each issuance of AMUG Shares referred to in subsection 1.2 hereof shall be subject to receipt by AMUG of any necessary approvals (including the acceptance for filing, if required, of a satisfactory report on the results of the exploration or development work carried out in respect of the Project) of the regulatory authorities having jurisdiction over the issuance shares of AMUG.

2. REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Shareholders. Each of the Shareholders jointly and severally represents, warrants and covenants to AMUG that:

    Right to Sell - with respect to the AGCI Shares held by such Shareholder, that it is the sole registered and beneficial owner of the AGCI Shares held by it, free and clear of all liens, charges, pledges, security interests, demands, adverse claims, rights, or other encumbrances whatsoever, and no person, firm or corporation other than AMUG now or until the Option is exercised in full or this Agreement is terminated will have any right, option, agreement or arrangement capable of becoming an agreement for the acquisition of any of the AGCI Shares held by it or any interest therein.

    Due Authorization - the Shareholder has all necessary power, authority and capacity to enter into this Agreement and to perform the obligations hereunder.

    Valid and Binding Obligation. - this Agreement when executed will constitute the legal, valid, and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

    No Violation - it is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of the execution and delivery by the Shareholder of this Agreement or the performance by the Shareholder of any of the terms hereof.

    Guizhou Joint Venture AGCI has entered into an co-operative joint venture called "Anderson Gold Limited" with Guizhou Gold Corporation and under the term of the joint venture agreement AGCI is in good standing;

    Ownership of Assets - the assets of Anderson Gold Limited include the Exploration License for the Daguan Property as indicated in Schedule "B" which Exploration License is valid and in good standing as at the date hereof;

    Legal Advice - the Shareholder has either sought legal counsel for purposes of review and advice concerning this Agreement or has intentionally waived such legal counsel and is not relying on legal counsel for either AMUG or AGCI in entering into this Agreement.

    Litigation and Claims - there is no suit, action, litigation, investigation, or administrative, governmental, arbitration or other proceeding, including without limitation, appeals and applications for review, in progress, or to the best knowledge and belief of the Shareholder, pending or threatened against or relating to the Shareholder or AGCI, or affecting the respective properties or business, or affecting the right of such Shareholder or AGCI to enter into this Agreement or perform Shareholder's or AGCI's obligations hereunder.

    Residency - it is not organized under the laws of the United States, and that no trustee of the Shareholder is a resident of the United States and that no trustee of the shareholder will be a resident of the United States at the time any of the AMUG Shares are issued to the Shareholder, and that no trustee of the Shareholder was in the United States at the time this Agreement was signed, and that it is not otherwise a U.S. Person as defined in Regulation S promulgated under the U.S. Securities Act of 1933 (the "33 Act").

    U.S. Restrictions on Resale. it is aware and agrees that the AMUG Shares must be held indefinitely unless registered under the U.S. Securities Act of 1933 (the "Securities Act") or unless an exemption from such registration is available. The Shareholder is aware that there are restrictions and limitations on the ability to resell the AMUG Shares into the United States or to a U.S. person or entity pursuant to the provisions of Regulation S promulgated under the 33 Act. In addition, the Shareholder is aware of the provisions of Rule 144 promulgated under the 33 Act ("Rule 144") which have the effect of permitting limited resales in the U.S. of the AMUG Shares subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares of common stock of AMUG, the availability of certain current public information about AMUG, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations;

    Canadian Restrictions on Resale. it is aware and agrees that if the Shareholders is subject to the securities laws of Canada, the AMUG Shares will be subject to restrictions on resale pursuant to Canadian provincial securities laws and the Shareholder agrees to comply with such resale restrictions;

    Share Certificate Legends. it is aware and agrees that the certificate evidencing the AMUG Shares may bear one or more legends in substantially the following form, as well as any other legend required by the laws of any applicable jurisdiction, and that AMUG need not record a transfer of the AMUG Shares, unless the conditions specified in any applicable legends are satisfied:

    THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE 1933 ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND WITH RESPECT TO SUBPARAGRAPHS (B), (C) AND (D) HEREOF, THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY.

    Information on Transaction. it has had an opportunity to discuss the transactions contemplated in this Agreement, and the current and proposed business, management and financial affairs with AMUG's management, which questions were answered to the such Shareholder's satisfaction. The Shareholder has been furnished with or has had access to such information as a sophisticated investor would customarily require to evaluate the merits and risks of the proposed investment together with such additional information as is necessary to verify the accuracy of the information supplied. The Shareholder represents and acknowledges that it has been solely responsible for its own due-diligence investigation of AMUG and its management and current and proposed business, for its own analysis of the merits and risks of this investment, and for its own analysis of the terms of the investment, and that in taking any action or performing any role relative to the proposed investment, it has acted solely in its own interest, and that neither it nor any of its agents or employees has acted as an agent, employee, partner or fiduciary of any other person, or as an agent of Bloorcom, or as an issuer, underwriter, broker, dealer or investment advisor relative to this investment.

    Reliance. it hereby expressly acknowledges that AMUG is relying upon the covenants, representations and warranties of the Shareholder contained in this Agreement in connection with the issuance of the AMUG Shares.

2.2 Representations and Warranties of AGCI. AGCI represents, warrants and covenants to AMUG that:

    Due Authorization - it has all necessary corporate power, authority and capacity to enter into this Agreement and the agreements and other instruments contemplated herein and to perform its respective obligations hereunder. This Agreement when executed constitutes, and on the date of each Exercise will constitute legal, valid and binding obligations of AGCI, enforceable against AGCI in accordance with its terms;

    Organization and Good Standing - it is a corporation, duly organized, validly existing, and in good standing under the laws of British Columbia, Canada.

    Assets and Liabilities - it has no material assets or liabilities (whether accrued, determinable, absolute, contingent or otherwise), other than those disclosed to AMUG in writing, including those disclosed in the financial statements of AGCI where presented to AMUG;

    Litigation and Claims - there is no suit, action, litigation, labor grievance or complaint, investigation, or administrative, governmental, arbitration or other proceeding, in progress, or to the best knowledge and belief of the AGCI pending or threatened against or relating to AGCI, or affecting its respective properties, or affecting the rights of AMUG in entering into this Agreement or performing its obligations hereunder;

    Guizhou Joint Venture - it has entered into an co-operative joint venture called "Anderson Gold Limited" with Guizhou Gold Corporation and under the terms of the joint venture agreement AGCI is in good standing;

    Ownership of Assets - the assets of Anderson Gold Limited include the Exploration License for the Daguan Property as indicated in Schedule "B" which Exploration License is valid and in good standing as at the date hereof;

    Conflicts - the entering into and performance of this Agreement and the agreements and other instruments contemplated herein will not:

      contravene, conflict with, or result in a violation of (i) any provision of the organizational documents of AGCI, including but not limited to its articles and bylaws, or (ii) any resolution adopted by the directors or shareholders of AGCI;

(b) contravene, conflict with, or result in a violation of any legal requirement, applicable law or any order to which AGCI, or any of the its assets, may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of any governmental authorization that is held by the AGCI or that otherwise relates to the business of, or any of the assets owned or used by AGCI;

(d) contravene, conflict with, or result in a violation or breach of any provision of any contract, instrument or third party agreement to which AGCI may be a party, or by which any of its assets may be subject, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any applicable contract; or result in the imposition or creation of any encumbrance upon or with respect to any of the assets owned or used by AGCI;

2.3 Representations and Warranties of AMUG. AMUG represents, warrants and covenants to AGCI and the Shareholders that:

    Due Authorization. it has all necessary corporate power, authority and capacity to enter into this Agreement and the agreements and other instruments contemplated herein and to perform its respective obligations hereunder. This Agreement when executed constitutes, and on the date of each Exercise will constitute legal, valid and binding obligations of AMUG, enforceable against AMUG in accordance with its terms.

    Organization and Good Standing. it is a corporation, duly organized, validly existing, and in good standing under the laws of Nevada.

    Disclosure. Documents, including quarterly and annual reports, filed with the SEC by AMUG and available for viewing on the SEC's EDGAR website are truthfully and accurately disclose the affairs of AMUG as at the dates of such documents.

2.4 Reliance on Representations and Warranties. The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transactions contemplated hereby and the exercise of any or all of the Option hereunder and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement.

3.0 COVENANTS

3.1 Covenants of AGCI and the Shareholders. AGCI covenants and agrees to do the following:

    Conduct Business in Ordinary Course. Except as otherwise contemplated or permitted by this Agreement, the Shareholders shall cause AGCI to, and AGCI will, during the period from the date of this Agreement until the Option is exercised in full or this Agreement is terminated, conduct its business in the ordinary and usual course and to the best of its commercial ability comply with the terms of the Guizhou JV Agreement.

    Investigations. AGCI shall permit AMUG and its employees, agents, counsel and accountants or other representatives, between the date hereof and until the Option is exercised in full or this Agreement is terminated to have free and unrestricted access to all the books, accounts, records and other data of AGCI (including, without limitation, the organizational documents, corporate, accounting and tax records, agreements, title documentation, surveys, minute books, share certificate books, tax returns and related correspondence, and financial statements of AGCI) and to the properties and assets of the AGCI.

    Correctness of Representations and Warranties. The Shareholders and AGCI shall cause each of their respective covenants, representations and warranties contained herein to remain true and correct until the Option is exercised in full or this Agreement is terminated.

    Board Approval. AGCI shall obtain the adoption and approval of this Agreement and the transactions contemplated thereby from its board of directors or as otherwise required by the laws of its jurisdiction of organization.

    Transfer of Shares. AGCI will on each Exercise forthwith record the transfer of the AGCI Shares to AMUG on its register of shareholders.

3.2 Covenants of AMUG. AMUG covenants and agrees to do the following:

(a) Correctness of Representations and Warranties. AMUG shall cause each of its covenants, representations and warranties contained herein to remain true and correct until the Option is exercised in full or this Agreement is terminated.

(b) Board Approval. AMUG shall obtain the adoption and approval of this Agreement and the transactions contemplated thereby from its board of directors or as otherwise required by the laws of its jurisdiction of organization.

4. ADDITIONAL PROVISIONS

    AMUG agrees that Anderson Gold Corporation ("AGC") shall be engaged as a key consultant (the "Operations Consultant") for the Project and the parties shall negotiate in good faith a consulting contract covering AGC's role as Operating Consultant of the Project taking into consideration, in the determination of remuneration and other terms, prevailing industry standards for such work; and the said consulting agreement shall be set out in a written agreement as the parties shall mutually approve.

    Pending the exercise by AMUG of the Option in full or termination of this Agreement, the Shareholders will grant to AMUG a proxy or proxies as necessary to enable the voting by AMUG of all of the AGCI Shares at general or special meetings of the shareholders, and agrees not to revoke such proxy or proxies.

    AMUG shall be entitled to appoint five directors to the board of directors of AGCI pending the exercise of the Option in full or the earlier termination of this Agreement or the failure of AMUG to complete any partial exercise of the Option described in subsection 1.2 herein.

    AMUG will have the first right of refusal to acquire up to a 50% interest in the rights to the remaining properties in Anderson Gold Limited Joint Venture Company if AGC does not pay its financial obligations to the Joint Venture Company in the times prescribed for such payments under the joint venture agreement. AMUG shall acquire the aforesaid 50% interest by issuing 600,000 shares of AMUG to AGC and assuming any balance of payments as required to satisfy the requirements of AGC under the Guizhou JV Agreement. The assignment of the rights to the properties and the financial obligations of each party shall be provided by separate agreement entered into as soon as is practicable following the execution of this Agreement.

    Until the termination of this Agreement, the Shareholders jointly and severally agree that they will not grant to any third party, nor seek, offer to sell, enter into any discussions or negotiations or otherwise enter into any transaction in furtherance of, any option, license, right or other entitlement to or interest in the Daguan Project.

    Should AMUG exercise the Option partially to acquire less than 100% of the AGCI Shares, then on termination of this Agreement or on notice by AMUG that it will not exercise any further part of the Option, the Shareholders and AGCI agree to enter into a shareholders' agreement setting forth the respective rights and obligations as among them and providing for, among other items typically included in a shareholders' agreement, the election of directors, pre-emptive rights on sale of shares, further dealings by AGCI with its assets, including the Daguan Project, and financial contributions to such further dealings. The parties agree to act in good faith in negotiating and executing such shareholders' agreement.

    If at any time AMUG fails to perform any obligation required to be performed hereunder, Shareholders must, before taking any action to terminate this Agreement, give 120 days prior notice of default to AMUG containing particulars of the obligation which AMUG has not performed and Shareholders shall be entitled to terminate this Agreement only if AMUG has not, within 30 days following delivery of such notice of default, cured such default of commenced proceedings to cure such default by appropriate payment or performance (AMUG hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay).

    If AMUG is at any time prevented or delayed in complying with any provision of this Agreement by reason of events beyond AMUG's reasonable control, excluding want of funds but including, the time limited for the performance by AMUG of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

5.0 GENERAL

    This Agreement and any disputes in connection herewith shall be governed by, and construed and enforced in accordance with, the laws of the Province of British Columbia, Canada.

    Each of the Shareholders and AGCI hereby acknowledges and agrees that they have had the opportunity to obtain independent legal advice respecting this Agreement and the transactions contemplated herein and that they are in now way relying on legal counsel for AMUG in connection with their execution of this Agreement.

    This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof.

    The recitals set out at the beginning of this Agreement form part of this Agreement.

    All dollar references in this Agreement shall denote the lawful currency of the United States.

    The headings of the sections of this Agreement are for convenience only and do not form a part of this Agreement. They are not intended to affect the construction of anything herein contained or govern the rights and liabilities of the parties.

    Any notice required or permitted to be given under this Agreement shall be in writing and delivered by registered mail, facsimile transmission, courier or by hand, in each case addressed to the intended recipient at the address set out on the first page of this Agreement. Any notice delivered by registered mail, courier or hand will be deemed to have been given on the day it was received. Any notice given by facsimile transmission will be deemed to have been given upon confirmation by telephone of receipt. Any party may give notice in writing of any change of its address. The address provided in said notice will thereafter be deemed to be the address of the party for the giving of notice hereunder.

    This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns, heirs, administrators and legal representatives.

    Upon the written request of any of the parties, the other parties agree to furnish such additional further assurances or documents as may be reasonably necessary to carry out the intent, purposes and terms of this Agreement.

    This Agreement may only be changed by an agreement in writing, duly executed by the party or parties against which enforcement, waiver, change, modification or discharge is sought.

    If any one or more of the provisions contained herein should be held to be invalid, unenforceable or illegal in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

    Words used herein importing the singular number only shall include the plural, and vice-versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice-versa, and words importing persons shall include firms and corporations.

    Waiver of any provisions herein by any party hereto shall not be construed as a waiver of any other provisions or terms of this Agreement.

    Each party shall pay its own expenses, fees, and costs incurred in the preparation and performance of this Agreement.

    No Party may assign either this Agreement or any of its rights, interests, or obligations contained in this Agreement without the prior written approval of the other Parties.

    This Agreement may be executed in counterparts which may be delivered by facsimile. Each executed counterpart shall be deemed to be an original and all such counterparts when read together constitute one and the same instrument.

    If any question, difference or dispute shall arise between the parties in respect of any matter arising under this Agreement, the same shall be submitted to arbitration for determination by a single arbitrator and in accordance with the provisions of the British Columbia Commercial Arbitration Act (the "Act").

IN WITNESS WHEREOF this Agreement was executed by the parties hereto as of the day and year first above written.

AMERICAN UNITED GOLD CORPORATION

"David R. Uppal"

(Authorized Signatory)

David Uppal, President

Print Name and Title

ANDERSON GOLD (CHINA) INC.

"Willam H. Anderson"

(Authorized Signatory)

William H. Anderson, President

Print Name and Title

ANDERSON GOLD TRUST

"Dave Stewart"

(Authorized Signatory)

Dave Stewart, Trustee

Print Name and Title

ROCKY TRUST

"Gurdeep Johal"

(Authorized Signatory)

Gurdeep Johal, Trustee

Print Name and Title

GRIFFITH TRUST

"G.Royal Smith"

(Authorized Signatory)

G.Royal Smith, Trustee

Print Name and Title

SCHEDULE
"A"

Joint Venture Contract
of
Anderson Gold Limited

Dec 20 2004 4:27PM HP LASERJET 3200 p.1

JOINT VENTURE CONTRACT

OF

ANDERSON GOLD LIMITED

Dated: May 27, 2004

Dec 20 2004 4:27PM HP LASERJET 3200 p.2

TABLE OF CONTENTS

1.	Preliminary Statement	3
2.	Parties to this Contract	3
3.	Definitions	4
4.	Establishment and Legal Form of the Joint Venture Company	6
5.	Purpose and Scope of Business	7
6.	Total Amount of Investment, Equity Contributions and Share Structure	7
7.	Responsibilities of the Parties	12
8.	Further Funding for Mining Operations	15
9.	Exploration and Development of Other Mines	15
10.	Mutual Representations and Warranties	15
11.	Board of Directors	16
12.	Management Organization	17
13.	Labour Management	18
14.	Financial Affairs and Accounting	19
15.	Taxation and Insurance	20
16.	Confidentiality and Exclusivity	20
17.	Contract Term and Interest Transfer	22
18.	Termination, Buy out and Liquidation	22
19.	Breach of Contract	25
20.	Force Majeure	25
21.	Settlement of Disputes	26
22.	Applicable Law	26
23.	Quality, Safety and Environmental Protection	27
24.	Miscellaneous Provisions	27
APPENDIX 1	PROJECT AREAS	29
APPENDIX 2	Preferential Policies Applied for by the Joint Venture Company	
APPENDIX 3	Main Points of the First Work Plan	
APPENDIX 4	Complementary agreement of cooperative business contract of Anderson Gold Limited	

Dec 20 2004 4:27PM HP LASERJET 3200 p.3

PRELIMINARY STATEMENT

1.1 THIS CONTRACT is made in Xingyi City, Guizhou Province, People's Republic of China on May 27, 2004

BETWEEN Guizhou Provincial Gold Corporation, (**Party A**)

AND Anderson Gold Corporation, Canada, (**Party B**),

in accordance with the Laws of the People's Republic of China on Sino - Foreign Cooperative Enterprises (hereinafter referred to as the "Cooperative Enterprises Law"), the implementing rules issued there under ("Detailed Rules"), other relevant laws and regulations of the People's Republic of China.

1.2 After friendly consultations conducted in accordance with the principles of equality and mutual benefit, the Parties have agreed to establish a Sino-foreign cooperative joint venture limited liability company in Guizhou Province, People's Republic of China, in accordance with the above-mentioned laws and regulations and the provisions of this Contract.

2. **Parties to this Contract**

2.1 The Parties to this Contract are:

(1) Party A: Guizhou Provincial Gold Corporation, a Chinese legal entity with its legal address in No. 564-1, Baoshannan Road, Guiyang City, Guizhou Province, People's Republic of China.

Legal Representative of Party A:

Name:	Yang Jiancheng
Position:	General Manager
Nationality:	**Chinese**

(2) Party B: Anderson Gold Corporation, Canada, with its legal address at Bentall II, Suite 900, 555 Burrard St.,Vancouver, British Columbia, Canada, V6J 3W8.

Legal Representative of Party B:

Name:	William Hodge Anderson
Position:	Chairman of the Board of Directors
Nationality:	**Canadian**

Dec 20 2004 4:27PM HP LASERJET 3200 p.4

3. **Definitions**

3.1 Unless otherwise provided herein, the following words and terms used in this Contract shall have the meanings set forth below:

(1) "**Affiliate**" means, in relation to Party A, any enterprise or other entity which is directly or indirectly controlled by such Party or the department-in-charge of such Party; the term "control" meaning ownership of fifty percent or more of the registered capital or voting shares, or the power to appoint the general manager or other principal person in charge of an enterprise or other entity.

(2) "**Affiliate**" means, in relation to Party B, any company which, through ownership of voting stock or otherwise, directly or indirectly, is controlled by, under common control with, or in control of, Party B ; the term "control" meaning ownership of fifty percent or more of the voting stock or the power to appoint or elect a majority of the directors or the power to direct the management of a company.

(3) "**Articles of Association**" means the Articles of Association of the Joint Venture Company signed by Party A and Party B simultaneously with this Contract.

(4) "**Board of Directors**" means the board of directors of the Joint Venture Company.

(5) "**Business License**" means the business license of the Joint Venture Company issued by the Guizhou Administration Bureau for Industry and Commerce or by any other organization which is authorised by the Guizhou Administration Bureau for Industry and Commerce to issue that licence.

(6) "**China**" or "**P.R.C.**" means the People's Republic of China.

(7) "**Commencement of Production**" means the date on which the Mining Operation established by the Joint Venture Company during the Second Phase has produced for sale a cumulative amount equal to 250 ounces of dore.

(8) "**Company Establishment Date**" means the date of issuance of the Business License.

(9) "**Contract Term**" means the term of this Contract as set forth in Article 17.

(10) "**Effective Date**" means the effective date of this Contract, which shall be the date on which this Contract and the Articles of Association have been approved by the Examination and Approval Authority and an approval certificate issued.

(11) "**Examination and Approval Authority**" means all relevant Chinese government foreign trade and economic departments with authority to approve this Contract and the Articles of Association.

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(21) **"Project Areas"** means the Areas in which the Joint Venture Company has the exclusive right to obtain the exploration and mining licenses, as more fully described on the map attached hereto as Appendix 1;

(22) **"Renminbi"** or **"RMB"** means the lawful currency of China.

(23) **"Second Phase"** means to commercially develop part or parts of the Project Areas pursuant to a Feasibility Study for the mining of Mineral Products.

(24) **"Third Party"** means any natural person, legal person or other organization or entity other than the Parties to this Contract. A third party shall not mean any affiliate or subsidiary of the parties.

(25) **"United States Dollars"** or **"US$"** means the lawful currency of the United States of America.

(26) **"Working Personnel"** means all employees and staff of the Joint Venture Company other than the Management Personnel.

Unless otherwise stated, all references herein to numbered Articles and Appendices are to Articles and Appendices of this Contract.

4. **Establishment and Legal Form of the Joint Venture Company**

4.1 The Parties hereby agree to establish the Joint Venture Company promptly after the Effective Date in accordance with the Cooperative Enterprises Law, the Detailed Rules, other relevant laws and regulations and the provisions of this Contract.

4.2 The name of the Joint Venture Company shall be 安德森黄金有限责任公司 in Chinese and Anderson Gold Limited in English.

4.3 The legal address of the Joint Venture Company shall be in Xingyi City, Guizhou, China.

4.4 The Joint Venture Company may establish branch offices inside or outside China with the consent of the Board of Directors and approval from the relevant Chinese governmental authorities.

4.5 The Joint Venture Company shall be an enterprise legal person under the laws of China. The activities of the Joint Venture Company shall be governed by the laws, decrees, rules and regulations of China, and its lawful rights and interests shall be protected by the laws, decrees, rules and regulations of China.

4.6 The Joint Venture Company shall be a limited liability company. The liability of each Party to the Joint Venture Company shall be limited to the full amount of its share in the Joint Venture Company consisting of capital investments or cooperative contributions. Unless otherwise provided pursuant to a written agreement signed by a Party and a creditor of the Joint Venture Company, creditors of the Joint Venture Company and other claimants against the Joint Venture Company shall have recourse only to the assets of the Joint Venture Company and shall not seek compensation, damages or other remedies from any of the Parties. Subject to the

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foregoing, the Parties shall share the Joint Venture Company's profits, and bear the losses and risks arising from their investments in the Joint Venture Company, in proportion to their respective shares in the Joint Venture Company.

5. Purpose and Scope of Business

5.1 The business scope of the Joint Venture Company in the First Phase is to conduct a thorough verification of all existing data regarding the Project Areas, conduct drilling operations, including all activities necessary for the performance of the Exploration Program and the preparation of a Feasibility Study and for the purpose of determining the commercial and technical viability of conducting Mining Operations in the whole or in part or parts of the Project Areas or elsewhere as may be decided by the Board of Directors.

5.2 The business scope of the Joint Venture Company in the Second Phase is to commercially develop Mining Operations in the whole or in part or parts of the Project Areas based on the results of the First Phase Feasibility Study and thereafter of other Mining Operations based on other Feasibility Studies and to undertake all activities desirable for such development, including drilling, construction, mining, milling, treatment, transportation, financing, and selling of Mineral Products.

5.3 The purpose of the Joint Venture Company is to adopt advanced technology and managerial practices that are internationally recognised and applicable during the exploration, development and operation for the achievement of the best performance of the Joint Venture Company.

6. Capital Contributions and Share Structure

6.1 The Joint Venture Company's total amount of registered capital (in the First Phase) shall be US$1,333,000.

(1) Party A shall make its contribution in the First Phase by contributing the following items to the Joint Venture Company (equivalent to US$333,000), representing a twenty five percent (25%) share of the registered capital of the Joint Venture Company.

(a) The exclusive use of all reports, samples, data, analyses, tests, investigations, surveys and all other information owned by or in the possession of Party A pertaining to the Project Areas within thirty (30) days after the Company Establishment Date.

(b) The transfer to the Joint Venture Company (and cause all relevant governmental authorities to approve such transfers) of such existing exploration, mining licenses, gold mining certificate and other such rights held by Party A pertaining to the Project Areas within one hundred and eighty (180) days after the Company Establishment Date.

(c) Party A will transfer all its right of using its solely owned land in the Project Area without any payment for no consideration to the Joint Venture.

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(d) Party A shall ensure that in the First Phase no government authority, including the local government authority, charges the Joint Venture Company any fees or other imposts of which the reduction and exemption have been approved by the relevant authorities.

(e) Party A will vigorously assist the Joint Venture Company in dealing with the local governmental authorities.

(2) In the First Phase, Party B shall make total contributions to the Joint Venture Company of US$ 1,000,000 as the registered capital, representing a seventy five percent (75%) share interest of the Joint Venture Company, and contributed as follows:

(a) US$100,000 after the Joint Venture Company has received the exploration license for the Project Areas and payable no later than fourty-five days after the Company Establishment Date;

(b) US$200,000 within three months after the Company Establishment Date;

(c) The balance payable within 4 years after the Company Establishment Date.

Such capital shall be used in accordance with the requirements of the Exploration Program and the Feasibility Study and decisions made by the Board of Directors.

(3) During the First Phase, Party B will be also responsible to fund the Feasibility Study for possible large-scale mine development if the Board of Directors decides to proceed with such Feasibility Study. Such consent is not to be unreasonably withheld by the Parties. Funding provided by Party B shall be credited towards Party B 's present or current contributions to the registered capital of the Joint Venture Company.

(4) After Party B has made the contribution as stipulated in Clause 6.1(2), if the Board of Directors determines that it is in the best interests of the Joint Venture Company to increase the registered capital, Party B shall have the right to contribute disproportionately to the increased registered capital and increase its share in the Joint Venture Company. Party A's share shall be diluted proportionally with the increase of Party B 's share of the registered capital. When Party B 's total capital expenditure reaches US$1,880,000 the share structure of the Joint Venture Company shall be adjusted as: Party A=15%, Party B =85%. If Party B 's total capital expenditure is above US$1,000,000 but less than US$1,880,000, Party B 's share in the Joint Venture Company shall be calculated and adjusted in accordance with the following formula:

$$I = R \times 100\% / (R + \$333,000)$$

Where: "I" is the share interest of Party B in the Joint Venture Company;

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"R" is the total of actual capital expenditure by Party B to the Joint Venture Company, USD.

(5) During the First Phase, Party A's share shall not be further diluted after Party A's share ratio in the Joint Venture Company has been diluted to 15% and Party B 's share ratio in the Joint Venture Company has reached 85%. Party A agrees that if the Joint Venture Company decides to proceed the Second Phase after the First Phase and the Feasibility Study are completed, Party A will make registered capital contribution according to its share ratio in the Joint Venture Company at that time. In this case and if Party A requests, Party B agrees to provide lending to Party A at the same interest level of Party B 's project financing to help Party A to perform such registered capital contribution (two thirds of the lending shall bear no interest), the condition is that such lending must be re-paid to Party B in priority from the cash flow of the Joint Venture Company after production commences. If Party A decides not to make capital contribution, Party B shall have the option to acquire one third of Party A's share in the Joint Venture Company (equivalent to 5% share of the Joint Venture's in this case) at a price of RMB 4 million within the period of 12 months after the Feasibility Study is completed. When such acquisition is completed, Party A's share ratio shall be 10% and Party B 's share ratio in the Joint Venture Company shall be 90% accordingly. For the avoidance of doubt, it is agreed that Party A will be entitled to a 10% free carry to Commencement of Production.

6.2 The Joint Venture Company's total amount of investment and its registered capital in the Second Phase shall be determined by the Board of Directors based on results of the Feasibility Study. The increase in the registered capital shall be contributed by Party B (subject to the result of Article 6.1(5)) and the difference between the total amount of investment and the registered capital shall be borrowed by Party B in the name of the Joint Venture Company through project financing. In the event that Party A has retained a 15% interest, 90% of cash flow will be available to repay both the principal and interest on the project finance and any money borrowed by Party A for its registered capital contribution.

6.3 The First Work Plan (Appendix 3) shall be commenced within six month after the Contract and the Articles of Association being signed. The expenditure of the First Work Plan shall be accounted as a part of Party B 's capital contribution defined in clause 6.1 (2).

6.4 At any time after the completion of the First Work Plan, the Joint Venture Company has the right to withdraw completely from the Project Areas. In this case, Party B shall have the right to cease all its interests in the Joint Venture Company and withdraw from this Contract. Upon Party B 's withdrawal, the relevant data pertaining to the Project Areas and the assets transferred to the Joint Venture Company by Party A and the data obtained as a result of the First Work Plan shall be re-transferred free of charge to Party A. After withdrawal, Party B shall have no further liability under this Contract or in any other capacity with regard to the Joint Venture Company, Party A or the Project Areas. If the Joint Venture Company elects to withdraw from part or parts but not the whole of the Project Areas (such as drop one or several Exploration Licenses areas), only the data and rights of such withdrawn areas shall be re-transferred to Party A. After such withdrawal, neither Party B nor the Joint Venture Company shall have further liability to such withdrawn

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areas. In this case, the Parties shall make joint efforts to find new areas for the Joint Venture Company to acquire or register for further work.

6.5 In the event that a Party fails to make its capital contribution, in whole or in part, in accordance with Article 6.1 and 6.2, such Party shall pay simple interest to the Joint Venture Company on the unpaid amount (or the value of the in-kind contribution) from the date due until the date the contribution is made at a rate of one percentage point above the average during such default period of the daily London Inter Bank Offered Rate (LIBOR) for six-month United States Dollar deposits.

6.6 No Party shall be obligated to make any contribution to the Joint Venture Company's registered capital if any of the following conditions has not been satisfied or waived in writing by all Parties:

(1) this Contract and the Articles of Association have been signed by the Parties, and approved by the Examination and Approval Authority (as evidenced by the issue of an approval certificate) without altering their terms and conditions and without imposing any additional obligations on any Party or the Joint Venture Company, unless each Party has been notified in advance of and consented in writing to such alterations or additional obligations;

(2) the Business License has been issued without altering the Joint Venture Company's First Phase and Second Phase business scope as set forth in Article 5.1 and 5.2, unless each Party has been notified in advance of and consented in writing to such alteration; and

(3) the approval of the Guizhou Department of Land and Resources and any of the relevant Chinese government agencies to transfer and/or issuance to the Joint Venture Company all the exploration licenses, mining licenses and gold mining certificate within the Project Areas have been obtained.

(4) the Joint Venture Company shall have obtained the necessary preferential policies in terms of taxes and fees from the government as stated in details in Appendix 2.

6.7 Each time a Party makes a contribution to the Joint Venture Company's registered capital, a Chinese registered accountant appointed by the Board of Directors shall promptly verify the contribution and issue a capital verification report to the Joint Venture Company. Within thirty (30) days from receipt of the capital verification report, the Joint Venture Company shall issue an investment certificate to such Party in the form prescribed by the Joint Venture Regulations, signed by the Chairman and the Vice-Chairman of the Board and chopped with the Joint Venture Company's chop. Each investment certificate shall indicate the amount of the capital contribution and the date on which such contribution was made, and a copy shall be submitted to the Examination and Approval Authority for the record. The General Manager shall maintain a file of all capital verification reports and copies of all investment certificates that have been issued to the Parties.

6.8 Any increase in the registered capital of the Joint Venture Company shall require the written consent of all Parties and the approval of the Board of Directors. The Parties agree that they will cause the Directors appointed by them to approve of the increase

KM

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in the registered capital in accordance with the recommendations of the Feasibility Study. Unless otherwise agreed in writing by all Parties, any contribution by the Parties to any increased registered capital beyond the amounts stipulated in Article 6.1 and 6.2, shall be in proportion to each Party's respective shares of registered capital at the time of such increase. All increases in registered capital must be approved by the Examination and Approval Authority. Each party agrees to cause its representatives on the Board of Directors to vote on Board matters in a manner consistent with that party's contractual obligations herein. Each party agrees that it will use its best efforts to cause the Examination and Approval Authority to approve any increases in the registered capital and corresponding amendments to this Contract. Upon receipt of such approval, the Joint Venture Company shall register the increase in registered capital with the competent Administration for Industry and Commerce.

6.9 Except in accordance with the provisions of this Article 6.9, no Party to this Contract may assign all or part of its interest in the registered capital of the Joint Venture Company to a Third Party without the prior written consent of the other Party.

(5) When any Party (the "Disposing Party") intends to assign all or part of its interest in the registered capital of the Joint Venture Company to a Third Party, it shall notify the other Party ("Other Party") in writing setting forth the purchase price offered by the Third Party (the "Disposal Notice"). The Other Party shall have a pre-emptive right to purchase its whole share of such interest at the purchase price set forth in the Disposal Notice.

(6) The specific details regarding a Party's assignment are fully described in the Articles of Association

6.10 The provisions on assignment of registered capital set forth in Article 6.9 shall not apply to any assignment of registered capital by any Party to any Affiliate that is controlled by such Party after such Party's full contribution to registered capital has been completed, and each Party hereby agrees, and the directors appointed by each Party shall be deemed to have consented to, any such assignment of registered capital. However, any such assignment shall be first discussed and agreed between the Parties and then submitted to the Examination and Approval Authority for approval and, following receipt of such approval, the Joint Venture Company shall register the change in ownership with the competent Administration for Industry and Commerce.

6.11 Subject to approval by the Board of Directors, the Joint Venture Company may obtain loans from banks or other authorized lenders in China or from banks, export credit agencies, international financial organizations and other lenders abroad to fund the difference between the total amount of investment and the registered capital.

6.12 In the Second Phase, if required by a lender pursuant to Article 6.11, each Party shall agree to mortgage all or any part of its share of the Joint Venture Company's registered capital and shall agree to the mortgage of Joint Venture Company assets as security for financing for the Joint Venture Company. Subject to this and Clause 6.2, Party B agrees to be responsible for the repayment of such loaned capital as above mentioned in Clause 6.11.

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6.13 Except as otherwise expressly provided in this Contract or its Appendices, the Joint Venture Company shall not assume or undertake any liabilities or other obligations of Party A or Party B .

6.14 Party B's contributions in Article 6 above may be made in whole or in part through the payment by Party B for goods or services purchased through contracts in China or overseas for the Joint Venture Company upon the approval of the Board of Directors (including reasonable costs for provision of services by employees of the Parties). Party B's contributions in Article 6 above may be made in whole or in part using its legal earnings within China in Renminbi.

7. Responsibilities of the Parties

7.1 In addition to their other obligations under this Contract, Party A shall have the following responsibilities:

(1) assist the Joint Venture Company upon request to prepare and submit all applications and obtain all approvals and licenses necessary for the establishment of the Joint Venture Company, and provide Party B with copies of all approval documents (including official replies and approval certificates) for the project proposal, the undertaking of the Feasibility Study, the implementation of the Exploration Program, the construction of the Plant, this Contract and the Articles of Association and any of the ancillary contracts requiring approval, and of the Business License;

(2) on the behalf of the Joint Venture Company provide all licenses and permits required for the operation of the Joint Venture Company's business;

(3) assist the Joint Venture Company with obtaining and protecting exclusive right over the Project Areas;

(4) assist the Joint Venture Company, upon request, in applying for the most preferential tax treatment and other investment incentives available under the relevant laws, administrative regulations and local rules and regulations of China and to obtain for the Joint Venture Company the benefits described in Appendix 2;

(5) assist the Joint Venture Company, upon request, in purchasing, leasing or otherwise procuring mining exploration equipment, office furniture and equipment, vehicles and other materials required for the Joint Venture Company's operations from sources in China;

(6) assist the Joint Venture Company, upon request, in applying for licenses for the import of mining exploration equipment, office furniture and equipment, vehicles and other materials required for the Joint Venture Company's operations, and in carrying out all import and customs formalities in respect thereto;

(7) assist the Joint Venture Company, upon request, in obtaining all necessary entry visas, work permits, residence permits and other necessary documents for its expatriate personnel;

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(8) assist the Joint Venture Company, upon request, in recruiting skilled managers and technical personnel;

(9) assist the Joint Venture Company, upon request, in obtaining or providing housing for its personnel (the cost of such housing shall be borne by the Joint Venture Company);

(10) assist the Joint Venture Company, upon request, in obtaining and maintaining a Foreign Exchange Registration Certificate and other necessary approvals to utilize the various foreign exchange balancing methods permitted under P.R.C. laws and regulations;

(11) hold the Joint Venture Company and Party B harmless from and against any claims, losses, costs, damages, liabilities or expenses resulting from, arising out of or based upon the presence, or release of any hazardous materials on, in or under the Project Areas, or arising from any violation of relevant laws in China to the extent such events occurred before Commencement of Production which is caused by Party A ;

(12) assist the Joint Venture Company, upon request, in applying to obtain necessary loans from domestic and foreign banks on the most favourable conditions to provide the necessary information and to sign the necessary documents requested by the banks in connection therewith and to provide the necessary relevant government approvals and registrations thereof;

(13) handle other matters entrusted by the Board of Directors.

7.2 In addition to its other obligations under this Contract, Party B shall have the following responsibilities:

(1) assist the Joint Venture Company, upon request, in purchasing, leasing or otherwise procuring mining exploration equipment, office furniture and equipment, vehicles and other materials required for the Joint Venture Company's production and operation from sources outside of China;

(2) upon request from the Joint Venture Company, assist its employees and members of the Board of Directors in obtaining visas and other necessary travel documents for business travel outside China on behalf of the Joint Venture Company;

(3) assist the Joint Venture Company, upon request, in recruiting skilled managers and technical personnel;

(4) assist the Joint Venture Company, upon request, in training the Joint Venture Company's management and technical personnel;

(5) arrange for the Joint Venture Company to obtain necessary loans from domestic or foreign banks on the most favourable conditions;

(6) to make the contributions described in Article 6.1 and 6.2;

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(7) assist the Joint Venture Company with obtaining exclusive access to the Project Areas;

(8) at the request of the Board of Directors, Party B shall provide the Joint Venture Company at cost with services in financing, accounting, management structure, personnel, technical, mining and other necessary services after the Company Establishment Date;

(9) handle other matters entrusted by the Board of Directors; and

7.3 The Parties shall equally provide other reasonable assistance and support required for the Joint Venture Company's operations and development.

7.4 Provided that Party A can meet the standards of quality, costs and time set out in the Exploration Program and comply with such other conditions as other competitors are willing to comply with, Party A shall, in priority, be contracted to undertake, under the supervision of the Joint Venture Company all or part or parts of the Exploration Program.

7.5 Party A pledges neither to undertake on their own nor cooperate with any Third Party with respect to the construction and development of or the application and implementation of any exploration, construction, survey or other mining activities on all or any part of the Project Areas throughout the Contract Term (subject to the exclusion of Article 6.1(6) of the Contract).

7.6 Party A shall make all the efforts to make the Contract approved by the Examination and Approval Authority within 3 month after the Contract is formally signed. Party B shall provide all the necessary supports to this.

7.7 Party B agrees that, during the period between the signing of this Contract and the commencement of the mine construction, Party B will pay a total amount of USD 600,000 to Party A in four instalments for the evaluation and transfer of Party A's exploration right and transfer of the existing geological data in connection with the Project Areas on the following basis:

(a) The first payment of USD 100,000 shall occur within two weeks after the signing of this Contract and the Articles of Association;

(b) Within 3 months after getting the Business Licence shall contribute USD 150,000 as the fee for appraisement mining right.

(c) Within 6 months after getting business licence, Party A transfer the mining right to the Joint Venture Company within 2 weeks, Party B should pay USD 200,000 to Party A.

(d) The rest of USD 150,000 should be paid within 2 weeks after the Joint Venture Company decided to develop the project into Phase 2.

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8. Further Funding for Mining Operations

8.1 After the Commencement of Production, all costs, expenses and liabilities incurred by the Joint Venture Company in relation to Mining Operations must be funded in the following priority:

(1) from any surplus funds held by the Joint Venture Company;

(2) from any monies which the Joint Venture Company is able to borrow from external financiers ("External Funds") and which may be arranged with the assistance of Party B ;

(3) if there are no surplus funds and no External Funds, Party B shall provide the funding based on commercial interest rate ("Borrowed Funds"). The Borrowed Funds shall be registered with the State Administration of Foreign Exchange of China.

8.2 In case of Clause 8.1 (3), the Joint Venture Company shall repay to Party B the Borrowed Funds from all cash flow of the Joint Venture Company, which shall be first applied towards the repayment of the Borrowed Funds, together with the interest.

9. Further Exploration and Development

9.1 Where further funding is required for the exploration and development of other mines, such funding shall be contributed in the following priority:

(1) from any surplus funds held by the Joint Venture Company;

(2) from External Funds which may be arranged with the assistance of Party B ;

(3) if there are no surplus funds or if the amount required exceeds the amount of surplus funds or no External Funds are available, the parties shall provide the equity in accordance with the proportion of their shareholding in the Joint Venture Company; and

(4) If none of (1), (2) or (3) applies, Party B shall provide the funding based on commercial interest rate. Such funding shall be registered with the State Administration of Foreign Exchange of China.

9.2 Where further funding for the exploration and development of other mines is provided under Article 9.1(4), Party A and Party B 's return under Article 6.2 shall not be payable and such funds shall be applied to the repayment of the further funding until the further funding is totally repaid.

10. Mutual Representations and Warranties

10.1 Each of the Parties hereby represents and warrants to the other Party that, as of the date hereof and as of the Effective Date:

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(1) such Party is duly organized, validly existing and in good standing under the laws of the place of its establishment or incorporation;

(2) such Party has all requisite power and approval required to enter into this Contract and, upon the Effective Date, will have all requisite power and approval to perform fully each and every one of its obligations hereunder;

(3) such Party has taken all internal actions necessary to authorize it to enter into this Contract and its representative whose signature is affixed hereto is fully authorized to sign this Contract and to bind such Party thereby;

(4) upon the Effective Date, this Contract shall be legally binding on such Party;

(5) neither the signature of this Contract nor the performance of its obligations hereunder will conflict with, or result in a breach of, or constitute a default under, any provision of the Articles of Association or By-Laws of such Party, or any law, regulation, rule, authorization or approval of any government agency or body, or of any contract or agreement, to which such Party is a party or subject;

(6) no lawsuit, arbitration, other legal or administrative proceeding, or governmental investigation is pending, or to the best of such Party's knowledge threatened, against such Party that would affect in any way its ability to enter into or perform this Contract; and

(7) all documents, statements and information in the possession of such Party relating to the transactions contemplated by this Contract which may have a material adverse effect on such Party's ability to fully perform its obligations hereunder, or which if disclosed to the other Party, would have a material effect on the other Party's willingness to enter into this Contract, have been disclosed to the other Party, and no document previously provided by such Party to the other contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading.

11. Board of Directors

11.1 The Board of Directors shall be the highest authority of the Joint Venture Company. The Company Establishment Date shall be considered the date of establishment of the Board of Directors.

11.2 The Board of Directors shall comprise five (5) directors: three (3) of whom shall be appointed by Party B, two (2) of whom shall be appointed by Party A.

The chairman of the Board of Directors shall be appointed by Party B from one of the directors appointed under Article 11.2. The vice chairman shall be appointed by Party A from one of the directors appointed under Articles 11.2.

11.3 In order for a board meeting to be properly constituted, a minimum of three (3) Directors and/or their authorised representatives shall be present at the board

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meeting with a minimum of two (2) Directors (and/or their authorised representatives, as the case may be) from Party B .

11.4 The Joint Venture Company shall indemnify each director against all claims and liabilities incurred by reason of his being a director of the Joint Venture Company, provided that the director's acts or omissions giving rise to such claim or liability did not constitute intentional misconduct or gross negligence or a violation of criminal laws.

11.5 When the General Manager and the Deputy General Manager are not directors, they may attend Board of Directors meetings in a non-voting capacity.

11.6 The Board of Directors shall be guided by the goal of achieving long-term economic success for the Joint Venture Company and by the principles of the market economy in making decisions.

11.7 If the non-passage of any resolution under Article 11.14 of the Articles of Association results in a material adverse effect on the Joint Venture Company's business operations or on the economic benefits derived by Party B from its investments in the Joint Venture Company, then Party B may terminate this Contract pursuant to Article 18.2.

11.8 The details regarding the Board structure, meeting procedures, powers, responsibilities, term, and other Board functions will be fully described in the Articles of Association.

11.9 Notwithstanding any provisions to the contrary in the Articles of Association, the Parties agree that Party B shall have the right and responsibility to determine the Joint Venture Company's policies regarding forward selling and hedging as part of the financing for the Joint Venture Company's operations, the establishment of project budgets and any other items delegated by the Board of Directors to Party B in the future.

12. Management Organization

12.1 The Joint Venture Company's management organization shall be under the leadership of a General Manager, who shall report directly to the Board of Directors. The Management Personnel shall be individuals with excellent professional qualifications or substantial experience in their respective fields. The management organization and Management Personnel shall be guided by the goal of achieving long-term economic success for the Joint Venture Company and by the principles of the market economy in making decisions.

12.2 The General Manager shall be nominated by Party B and appointed by the Board of Directors. The Deputy General Managers shall be nominated by the General Manager and appointed by the Board of Directors. At least one of the Deputy General Managers shall be nominated by Party A and appointed by the Board of Directors. The other Management Personnel shall be appointed by the General Manager, at least one of the deputy finance managers shall be nominated by Party A and appointed by the General Manager. All replacements for any of the Management

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Personnel, whether by any reason shall be nominated and appointed in the same manner as the original appointee.

12.3 The General Manager shall be in charge of the day-to-day operation and management of the Joint Venture Company to implement resolutions of the Board and shall carry out all matters entrusted by the Board of Directors. The Deputy General Managers shall assist the General Manager in his work. The Deputy General Manager may assume the duties of the General Manager only:

(1) if authorized by the General Manager to perform all or part of the duties of the General Manager for a defined period when the General Manager is temporarily unable to perform such duties himself; or

(2) if for any reason the General Manager is permanently unable to perform his duties and has been removed from office, until such time as a new General Manager has been appointed by the Board of Directors.

12.4 The Deputy General Managers shall report directly to the General Manager. The Deputy General Managers shall assume the specific responsibilities and duties assigned to him by the General Manager.

12.5 The General Manager shall perform his duties on a full-time basis and shall not concurrently serve as a manager, an employee or a consultant of any other company or enterprise except Party A and Party B nor shall he serve as a director of, or hold any interest in or be engaged or employed by or have any involvement with any company or enterprise that competes with the Joint Venture Company.

12.6 The Joint Venture Company's basic departmental structure and other management positions reporting directly to the General Manager shall be approved by the Board of Directors based on proposals formulated by the General Manager. All department managers shall report directly to the General Manager. The details of the Joint Venture Company's organizational structure and all other employment positions shall be determined by the General Manager.

12.7 Both Chinese and English shall be used concurrently as the management languages of the Joint Venture Company.

13. Labour Management

13.1 Matters relating to the recruitment, employment, dismissal, resignation, wages, welfare and rights of the staff and workers of the Joint Venture Company shall be handled in accordance with the relevant P.R.C. laws and regulations. The Joint Venture Company's internal labour policies and major rules, regulations and implementation details shall be fully described in the Articles of Association.

13.2 Working Personnel shall have the right to establish a labour union in accordance with relevant P.R.C. laws and regulations.

13.3 The Joint Venture Company shall give employment priority to the current employees of Party A and to other persons from inside Guizhou Province, providing such job candidates meet the employment standards of the Joint Venture Company.

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14. Financial Affairs and Accounting

14.1 The Finance Manager of the Joint Venture Company, under the leadership of the General Manager, shall be responsible for the financial management of the Joint Venture Company. The Finance Manager will report to the General Manager and that the General Manager shall be solely responsible for the financial management of the Joint Venture Company.

14.2 The General Manager and the Finance Manager shall prepare the Joint Venture Company's accounting system and procedures in accordance with the relevant P.R.C. laws and regulations, and submit the same to the Board of Directors for adoption. The accounting system and procedures shall be filed with the department in charge of the Joint Venture Company and with the relevant local department of finance and the tax authorities for the record.

14.3 The Joint Venture Company shall maintain accounting records and commence accounting operations from the Company Establishment Date and furnish to the Parties unaudited financial reports on a monthly and quarterly basis so that they may continuously be informed about the Joint Venture Company's financial performance.

14.4 The Joint Venture Company shall separately open Renminbi accounts at banks within China and foreign exchange accounts at banks within China approved by the State Administration of Foreign Exchange. Following approval by the State Administration of Foreign Exchange, the Joint Venture Company may also open foreign exchange bank accounts outside China. The Joint Venture Company shall apply for and maintain a Foreign Exchange Registration Certificate in accordance with applicable legal requirements. The Joint Venture Company's foreign exchange transactions shall be handled in accordance with P.R.C. regulations concerning foreign exchange control.

14.5 After the payment of income taxes by the Joint Venture Company, the Board of Directors will determine the annual amounts and allocations to the relevant joint venture funds from the after-tax net profits based on the relevant laws and regulations.

14.6 The Joint Venture Company shall distribute profits to the Parties as follows:

(1) The Board of Directors shall once every year by a formally adopted resolution decide the amount of after-tax profit of the Joint Venture Company (after allocations to the joint venture funds as required by law) to be retained in the Joint Venture Company for expanding its operations and the amount to be distributed to the Parties in proportion to their respective shares of the Joint Venture Company's registered capital, provided that unless otherwise agreed by the Board of Directors, the Joint Venture Company shall distribute to the Parties.

(2) If the Joint Venture Company carries losses from the previous years, the profit of the current year shall first be used to cover those losses. No profit shall be distributed unless the deficit from the previous years is made up. The profit retained by the Joint Venture Company and carried over from the previous years may be distributed together with the distributable profit of the current year, or after the deficit of the current year is made up therefrom.

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14.7 The Joint Venture Company will depreciate in accordance with the rules relating to the accelerated depreciation applicable on the Effective Date. Depreciation will be used, subject to there being sufficient funds, for repayment of investment loans and interest, exploration and expansion in accordance with the relative shareholding of each party.

15. Taxation and Insurance

15.1 The Joint Venture Company shall pay all taxes and duties required under the national and local laws and regulations of China, in accordance with the preferential policies determined by the Governments as listed in Appendix 2. The Joint Venture Company's Chinese and expatriate personnel shall pay individual income tax in accordance with the relevant Chinese law.

15.2 The Joint Venture Company shall apply for such other preferential tax treatments to which it may be entitled under Chinese law.

15.3 The Joint Venture Company, at its own expense, shall take out and maintain at all times during the Contract Term full and adequate insurance for the Joint Venture Company against loss or damage from risks as are customarily insured against in the mining industry. Property, transport and other items of insurance of the Joint Venture Company will be denominated in Chinese and foreign currencies, as appropriate. The Joint Venture Company shall take out the appropriate amount of personal injury insurance in order to indemnify and protect the Joint Venture Company and its directors from personal injury claims by any Third Party. The Joint Venture Company shall also obtain and pay for all other types of insurance required by P.R.C. laws and regulations.

15.4 The Joint Venture Company shall take out the required insurance from an insurance company or organization as permitted by Chinese laws and regulations or as authorized by the relevant Chinese authorities.

16. Confidentiality and Exclusivity

16.1 Prior to and during the Contract Term, each Party has disclosed or may disclose to the other Party, including without limitation through technology transfer or license agreements, confidential and proprietary information and materials concerning their respective businesses, financial condition, proprietary technology, research and development, and other confidential matters. Furthermore, during the Contract Term, the Parties may obtain such confidential and proprietary information concerning the Joint Venture Company and the Joint Venture Company may obtain such confidential and proprietary Information of the Parties. Except as provided in other relevant confidentiality agreements, each of the Parties and the Joint Venture Company receiving all such information as aforesaid (hereinafter referred to "Confidential Information") shall, for a period of ten (10) years from receipt of any Confidential Information:

(1) maintain the confidentiality of such Confidential Information; and

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(2) not disclose it to any person or extent, except to their respective employees who need to know such Confidential Information to perform their work responsibilities.

16.2 The provisions of Article 16.1 above shall not apply to Confidential Information that:

(1) can be proved to have been known by the receiving Party B y written records made prior to disclosure by the disclosing party;

(2) is or becomes public knowledge otherwise than through the receiving party's breach of this Contract;

(3) was obtained by the receiving party from a Third Party having no obligation of confidentiality with respect to such Confidential Information; or

(4) is required by order of any competent court, governmental or other regulatory authority or stock exchange to be disclosed.

16.3 Each Party shall advise its directors, senior staff, and other employees receiving such Confidential Information of the existence of and the importance of complying with the obligations set forth in Article 16.

16.4 Each of the Parties and the Joint Venture Company shall formulate rules and regulations to cause its directors, senior staff, and other employees, and those of their Affiliates, also to comply with the confidentiality obligations set forth in this Article 16. All directors, managers and other employees of the Joint Venture Company shall be required to sign a confidentiality undertaking in a form acceptable to all Parties.

16.5 The Parties agree that the Joint Venture Company's shall have an exclusive and first priority right to develop any portion of the Project Areas for Mining Operations, but shall not be obligated to develop any specific portion of the Project Areas. Party A agrees to use its best endeavours to have this right recognised and observed by all relevant Chinese governmental authorities (whether local, regional or national) who have power to grant or approve the issue of mining licenses or the conduct of Mining Operations within the Project Areas.

16.6 If any Party or the Joint Venture Company breaches the provisions of this Article 16, it shall be liable for damages accrued to the other Party or the Joint Venture Company as a result of such breach, which damages shall be determined in accordance relevant Chinese law, provided that in the case of a breach by a Party, such damages shall not exceed the amount of the breaching Party's contribution to the Joint Venture Company's registered capital. The payment of damages shall be without prejudice to any other rights or remedies accrued at the date of such breach.

16.7 This Article 16 and the obligations and benefits hereunder shall commence on the date this Contract is signed by the Parties and shall survive the expiration or early termination of this Contract and shall remain in effect for the periods stated herein, notwithstanding the dissolution or liquidation of the Joint Venture Company.

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17. Contract Term

17.1 The Contract Term shall commence upon the Effective Date and shall extend for a period of 25 years, unless earlier terminated in accordance with the terms of this Contract.

17.2 Upon the agreement of all Parties and the unanimous consent of the Board of Directors, an application to extend the Contract Term may be made to the Examination and Approval Authority no less than six (6) months prior to the expiration of the Contract Term. The Contract Term may be extended only upon approval of the Examination and Approval Authority.

17.3 During the Contract Term, Each Party may transfer the whole or part of its interest in the Joint Venture Company to the Third Party according to the stipulation of Article 6.9.

18. Termination, Buy out and Liquidation

18.1 Any Party shall have the right to terminate this Contract prior to the expiration of the Contract Term by written notice to the other Party if any of the following events occur:

(1) The other Party materially breaches this Contract or materially violates the Articles of Association, and such breach or violation is not cured within one hundred and eighty (180) days of written notice to the breaching/violating Party;

(2) the Joint Venture Company or the other Party becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business, or becomes unable to pay its debts as they come due;

18.2 Party B shall have the right to terminate this Contract prior to the expiration of the Contract Term by written notice to Party A if any of the following events occur:

(1) any government authority having authority over Party A requires any provision of this Contract or the Articles of Association to be revised in such a way as to cause significant adverse consequences to the Joint Venture Company or to Party B ;

(2) the Parties cannot implement the economic adjustment described in Article 22.2.

(3) the conditions or consequences of Force Majeure (as hereinafter defined) prevail with the result of a major impairment to the functioning of the Joint Venture Company for a period in excess of twenty-four (24) months and the Parties have been unable to find an equitable solution pursuant to Article 20;

(4) pursuant to Article 11.7.

18.3 If any Party gives notice to terminate this Contract pursuant to Article 18.1 or Article 18.2, the Parties shall endeavour to resolve the problem through negotiation and agreement. If, within ninety (90) days of receipt of such notice, the Parties have not

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agreed in writing to continue this Contract and this Party has not commenced the Buy out procedures set forth in Article 18.4, then each Party and the directors appointed by each Party shall be deemed to have agreed to terminate this Contract and dissolve the Joint Venture Company. An application for the same shall forthwith be submitted to the Examination and Approval Authority by the Board of Directors.

18.4 If any Party gives notice to terminate the Contract pursuant to 18.1 or Article 18.2 of this Contract, this Party (hereinafter referred to the "Buying Party") shall have the right to purchase the interest of the other Party (hereinafter collectively referred to as the "Other Party") in accordance with the following provisions:

(1) The Buying Party may commence Buy-out procedures by written notice to the Other Party (hereinafter referred to as a "Buy out Notice").

(2) The Parties shall first endeavour to agree upon the value of the Joint Venture Company through negotiations. If no agreement has been reached within thirty (30) days of the Other Party's receipt of the Buy out Notice, the fair market value of the Joint Venture Company shall be determined by an internationally recognised asset valuation organization independent of either Party and which has substantial expertise in the mining industry (the "Valuation Organization"). The Valuation Organization shall be appointed by the Buying Party within fifteen (15) days after the Other Party's receipt of the Buy-out Notice. The Valuation Organization shall complete its valuation and issue a written report to both Parties within thirty (30) days of being appointed. The cost of the valuation shall be borne by the Buying Party.

(3) If the Other Party disagrees with the value of the Joint Venture Company as determined by the Valuation Organization, it shall notify the Buying Party and appoint a second Valuation Organization within fifteen (15) days of receipt of the Valuation Organization's written report. The second Valuation Organization shall complete its valuation and issue a written report to both Parties within thirty (30 days of being appointed. The cost of the second valuation shall be borne by the Other Party.

(4) Any differences in the value of the Joint Venture Company as determined by the two Valuation Organizations shall in the first instance be resolved by consultation and agreement between the two Valuation Organizations, provided that if no agreement is reached within fifteen (15) days of the receipt of the second Valuation Organization's report, then the average of the two values shall be deemed to be the fair market value of the Joint Venture Company.

(5) If required by Chinese laws and regulations then in effect, the Valuation Organization and /or the second Valuation Organization shall be registered in China and authorized by the State asset administration department to conduct valuation of State-owned assets, and the fair market value of the Joint Venture Company as determined by the valuation shall be confirmed by the State asset administration department.

(6) The Buy-out price (hereinafter referred to as the "Buy-out Price") shall be equal to (i) the value of the Joint Venture Company as determined in accordance with Sub-clause (2) above, multiplied by (ii) the percentage of the

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Other Party's share of the Joint Venture Company's registered capital at that time.

(7) Following determination of the Buy-out Price, the Buying Party may elect to purchase the Other Party's interest in the Joint Venture Company at the Buy-out Price by written notice to the Other Party within fifteen (15) days of the determination of the Buy-out Price.

(8) If the Buying Party elects to purchase the Other Party's interest in the Joint Venture Company, the Parties shall promptly conclude a contract for the transfer of such interest or interests in the Joint Venture Company to the Buying Party and apply for all government approvals necessary to complete such transfer. If such transfer has not been completed within one hundred eighty (180) days after receipt of such foregoing notice, the Buying Party shall have the right, but not the obligations to, terminate the Buy-out at any time, in which case the application for transfer shall be withdrawn and the Joint Venture Company and the Parties shall immediately apply to the Examination and Approval Authority to terminate the Contract and dissolve the Joint Venture Company.

18.5 Following an application to dissolve the Joint Venture Company pursuant to Article 18.3 or Article 18.4 of the Contract, the Board of Directors shall forthwith appoint a liquidation committee which shall have the power to represent the Joint Venture Company in all legal matters. The liquidation committee shall value and liquidate the Joint Venture Company's assets in accordance with the applicable Chinese laws and regulations and the principles set forth herein.

18.6 The liquidation committee shall be made up of five (5) members, and Party A shall appoint two (2) members and Party B shall appoint three (3) members. Members of the liquidation committee may, but need not be, directors or senior employees of the Joint Venture Company. The liquidation committee may engage a lawyer and an accountant registered in China to assist the liquidation committee. When permitted by Chinese law, any Party may also appoint professional advisors to assist the liquidation committee. The Board of Directors shall report the formation of the liquidation committee to the department in charge of the Joint Venture Company.

18.7 The liquidation committee shall conduct a thorough examination of the Joint Venture Company's assets and liabilities, on the basis of which it shall develop a liquidation plan, which, if approved by the Board of Directors, shall be executed under the liquidation committee's supervision.

18.8 In developing and executing the liquidation plan, the liquidation committee shall use every effort to obtain the highest possible price for the Joint Venture Company's assets and, subject to compliance with PRC foreign exchange control regulations, sell such assets for United States Dollars or other freely convertible foreign currencies.

18.9 The liquidation expenses, including remuneration to members and the lawyers and accountants assisting the liquidation committee, shall be paid out of the Joint Venture Company's assets in priority to the claim of other creditors.

18.10 After the liquidation and division of the Joint Venture Company's assets and the settlement of all of its outstanding debts, the balance shall be paid over to the Parties

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in proportion to their respective shares of the registered capital of the Joint Venture Company.

18.11 On completion of all liquidation work, the liquidation committee shall provide a liquidation completion report approved by the Board of Directors to the Examination and Approval Authority, hand in the Joint Venture Company's business license to the original registration authority and complete all other formalities for nullifying the Joint Venture Company's registration. One of the Parties shall have a right to the originals of all of the Joint Venture Company's accounting books and other documents, but copies thereof may be obtained at their expense by the breaching Party.

18.12 At the expiration of the Contract Term or at the end of the approved extension of the Contract Term, the assets of the Joint Venture Company at that time may be handed over to Parry A free of charge, subject to the condition that the Joint Venture Company has operated for its full 25 years term and the Joint Venture Company has operated profitably during that term.

19. Breach of Contract

19.1 In the event that a breach of contract committed by a Party to this Contract results in the non-performance of or inability to perform this Contract or its appendices fully, the liabilities arising from the breach of contract shall be borne by the Party in breach. In the event that a breach of contract is committed by more than one Party, each such Party shall bear its individual share of the liabilities arising from the breach of contract. Provided, however, that in all cases the amount of any Party's liability shall be limited to the amount of its contribution to the Joint Venture Company's registered capital.

20. Force Majeure

20.1 "Force Majeure" shall mean all events which were unforeseeable at the time this Contract was signed, the occurrence and consequences of which cannot be avoided or overcome, and which arise after the Effective Date and prevent total or partial performance by any Party. Such events shall include earthquakes, typhoons, flood, fire, war, failures of international or domestic transportation, acts of government or public agencies, epidemics, civil disturbances, strikes and any other instances which cannot be foreseen, avoided or overcome, including instances which are accepted as force majeure in general international commercial practice.

20.2 If an event of Force Majeure occurs, a Party's obligations under this Contract affected by such an event shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty, for a period equal to such suspension.

20.3 The laiming Force Majeure shall promptly inform the other Party in writing and shall furnish within fifteen (15) days thereafter sufficient evidence of the occurrence and duration of such Force Majeure. The laiming Force Majeure shall also use all reasonable endeavors to terminate the Force Majeure.

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20.4 In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

21. Settlement of Disputes

21.1 In the event a dispute arises in connection with the interpretation or implementation of this Contract, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the Parties are unable to resolve the dispute through friendly consultation, they may engage the services of a mediator to assist in the resolution of the dispute. If the dispute is not resolved through consultations within ninety (90) days after one Party has served a written notice on the other Party requesting the commencement of consultations, then any Party may refer the dispute to arbitration in Singapore, in accordance with the Rules of the Singapore International Arbitration Centre at that time in force.

21.2 There shall be three (3) arbitrators, one (1) of whom shall be appointed by Party A , one (1) of whom shall be appointed by Party B , and one (1) of whom shall be appointed by the Arbitration Centre and shall serve as chairman of the tribunal.

21.3 The arbitration award shall be final and binding on the Parties.

21.4 When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their other respective rights and fulfil their other respective obligations under this Contract.

21.5 In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any legal action between the Parties pursuant to or relating to this Contract, each Party expressly waives the defence of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state.

22. Applicable Law

22.1 The formation, validity, interpretation and implementation of this Contract, and any disputes arising under this Contract, shall be governed by the laws of the People's Republic of China. If P.R.C. law does not address a particular matter relating to this Contract, reference shall be made to general international commercial practices.

22.2 If one Party's economic benefits are adversely and materially affected by the promulgation of any new laws, rules or regulations of China or the amendment or interpretation of any existing laws, rules or regulations of China after the Effective Date of this Contract, the Parties shall promptly consult with each other and use their best endeavors to implement any adjustments necessary to maintain each Party's economic benefits derived from this Contract on a basis no less favorable than the economic benefits it would have derived if such laws, rules or regulations had not been promulgated or amended or so interpreted.

22.3 The Joint Venture Company and the Parties shall be entitled according to the law to any tax, investment or other benefits or preferences that become available or publicly

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known after the signing of this Contract and which are more favourable than those set forth in this Contract, and the Parties agree that they and the Joint Venture Company shall promptly apply, if necessary, to enjoy such benefits and preferences.

23. Quality, Safety and Environmental Protection

23.1 The Parties hereby agree that they will do their best to ensure that the Joint Venture Company's policies and practices relating to the quality and safety of the Exploration Program and to environmental protection for the Contract Term shall meet the relevant laws of China, meet or exceed the relevant Chinese standards, and shall reflect international mining practices. The Joint Venture Company shall undertake an environmental study to determine the extent of environmental damage, if any, which exists in the Project Areas as of the commencement and the end of the First Phase. The Joint Venture Company shall not be responsible for any environmental damage in the Project Areas which is not caused by the Joint Venture Company.

24. Miscellaneous Provisions

24.1 To the extent permitted by Chinese law, failure or delay on the part of any Party hereto to exercise a right under this Contract and the Appendices hereto shall not operate as a waiver thereof; nor shall any single or partial exercise of a right preclude any other future exercise thereof, except as otherwise provided in this Contract.

24.2 Except as otherwise provided herein, this Contract may not be assigned in whole or in part by any Party without the prior written consent of the other Party and the approval of the Examination and Approval Authority.

24.3 This Contract is made for the benefit of Party A, Party B and their respective lawful successors and assignees and is legally binding on them. This Contract may not be amended orally, and any amendment hereto must be agreed to in a written instrument signed by all of the Parties and approved by the Examination and Approval Authority before taking effect.

24.4 Subject to the provisions of Article 22.2 hereof, the invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.

24.5 This Contract is signed in the Chinese language in 10 originals and in the English language in 10 originals. Both language versions shall be equally valid. Both of the parties shall be held responsible for consistency between the two versions.

24.6 This Contract and the Appendices hereto constitute the entire agreement between the Parties with respect to the subject matter of this Contract and supersede all prior discussions, negotiations and agreements between them with respect to the subject matter of this Contract. In the event of any conflict between the terms and provisions of this Contract and the Articles of Association, the terms and provisions of this Contract shall prevail.

24.7 Any notice or written communication provided for in this Contract from one Party to the other Party or to the Joint Venture Company shall be made in writing in Chinese and English and sent by courier service delivered letter or by facsimile with a

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confirmation copy sent by courier service delivered letter. The date of receipt of a notice or communication hereunder shall be deemed to be seven (7) days after the letter is given to the courier service or one (1) day after sending in the case of a facsimile, provided it is evidenced by a confirmation receipt and the confirmation letter is sent. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.

Party A:

Guizhou Provincial Gold Corporation ,

No. 564-1, Baoshannan Road, Guiyang City, Guizhou Province
People's Republic of China
Postcode No: 550005
Facsimile No: 86-851-5514290
Telephone No: 86-851-5515050
Attention: Mr. Yang Jiancheng

Party B :

Anderson Gold Corporation, and Anderson Gold (China) Inc., Canada

Bentall II, Suite 900, 555 Burrard St,
Vancouver, British Columbia, Canada. V7X 1M8

Facsimile No.: 1 604 692 2829
Telephone No.: 1 604 692 2828
Attention: Mr. William Hodge Anderson

The Joint Venture Company:

Anderson Gold Limited
Facsimile No.: 86-859-3114876
Telephone No.: 86-859-3114880
Attention: General Manager

24.8 Any change, amendment or addendum to any Article of this Contract shall form an integral part of this Contract after having been agreed upon in writing by all Parties, signed by the authorized representatives of the Parties and approved by the relevant authorities.

24.9 The Appendices hereto listed below are made an integral part of this Contract and are equally binding with the formal Articles in this Contract:

Appendix 1	Project Areas
Appendix 2	Preferential Policies Applied for by the Joint Venture Company
Appendix 3	Main Points of the First Work Plan
Appendix 4	Complementary agreement of cooperative business contract of Anderson Gold Limited

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IN WITNESS WHEREOF, the duly authorized representative of each Party has signed this Contract in Guiyang, Guizhou Province, China on May 27, 2004.

Guizhou Provincial Gold Corporation

[signature] ....

Name: Yang Jiancheng
Title: General Manager
Nationality: Chinese

Guizhou Provincial Gold Corporation

[signature] ....

Name:
Title:
Nationality: Chinese
(As witness)

Anderson Gold Corporation, Canada

[signature] ....

Name: William Hodge Anderson
Title : Chairman of the Board of Directors
Nationality: **Canadian**

SEAL

Anderson Gold Corporation, Canada

[signature] ....

Name: JUDITH ATKIN
Title:
Nationality: CANADIAN
(As witness)

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APPENDIX 1

PROJECT AREAS

ame of the area	Area	Coordinate
Jiaolong, Wangmo	56Km^2	E 106°16′ 00″ - 106°20′ 45 ″ N 25°05′ 30″ - 25°10′ 00″
Daguan, Wangmo	19Km^2	E 106° 11′ 30″ - 106°15′ 00″ N 25°08′ 15″ - 25°10′ 00″
Angwu Wangmo	35Km^2	E 106° 25′ 45″ - 106°28′ 00 ″ N 25° 07′ 00″ - 25°12′ 00″
Banjiang,Wangmo	39Km^2	E 105° 54′ 15″ - 105°58′ 00 ″ N 25°06′ 30″ - 25°10′ 00″

Total area: 149 Km^2

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APPENDIX 2

PREFERENTIAL POLICIES APPLIED FOR BY THE JOINT VENTURE COMPANY

(1) Exemption of the local income tax;

(2) Exemption for the first two years, 50% reduction for the following three years to be followed by another three years of 50% reduction in terms of the central income tax;

(3) Exemption of the mineral resources compensation royalty

(4) Exemption of Water and Soil Conversation Fee and other local administrative fees;

(5) Exemption of VAT;

(6) Exemption of tariff and VAT for the imported equipment and materials;

(7) To be given other applicable preferential policies from the governments.

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APPENDIX 3

Main Points of the First Work Plan

1. For every exploration area the joint venture should finish the minimum exploration investment according to the relevant Chinese rules.
2. Contribution to the geological exploration with the first year should be USD $400,000.

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APPENDIX 4
Complementary agreement of cooperative business contract of Anderson Gold Limited

Party A: Guizhou Provincial Gold Corporation, a Chinese legal entity with its legal address in No. 564-1, Baoshannan Road, Guiyang City, Guizhou Province, People's Republic of China.

Legal Representative of Party A:

Name: Yang Jiancheng
Position: General Manager
Nationality: **Chinese**

Party B: Anderson Gold Corporation, Canada, with its legal address at Bentall II, Suite 900, 555 Burrard St.,Vancouver, British Columbia, Canada, V6J 3W8.

Legal Representative of Party B:

Name: William Hodge Anderson
Position: Chairman of the Board of Directors
Nationality: **Canadian**

After consultations, both parties have agreed that the following items as complementary to the cooperative business contract of Anderson Gold Limited:

1. The provisions on payment set forth in Article 7-7.7, both parties have agreed that the first payment of USD 100,000 shall occur within two weeks after the signing of this Contract and the Articles of Association, and after Party A offers the vice exploration licences to Party B. The other payment and periods set forth in 7-7.7 shall not change.

2. Both Parties have agreed that Wangmo County of Guizhou Province shall have certain share in the share(10%) which Party A has in the Joint Company. The share ratio in detailed shall be decided by Party A and Wangmo County. After that, Party B shall confirm it.

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3.Both Parties have agreed that Party B's Affiliate, Anderson Gold (China) Inc., Canada shall invest Daguan Area which is fully described in Appendix 1 in this Contract, and the profit earned from this Area shall be owned by this Affiliate.

The complementary items above shall be legally binding on this Contract's items.

Party A:
Legal Person

Party B:
Legal Person

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SCHEDULE

"B"

Daguan Exploration Property, Wangmo County, Guizhou Province of China

Property Description and Location: Daguan Exploration Property, Wangmo County, Guizhou Province of China

The mineral license that makes up the "The Daguan Exploration Property" covers approximately 19 square kilometers located in Wangmo County, Guizhou Province of China (figure 1).

The property is locate in the Dian-Qian-Gui metallogenic province in Guizhou Province, China. The property is held under in a joint venture company in which the two partners are Anderson Gold Corporation (AGC) and the Guizhou Gold Corporation (GGC).

MapPoint
Xining
Baiyin
Lanzhou
Yan'an
Yichuan
Changzhi
Anyang
SHANDONG
Jining
Xinxiang
Jiaozuo
Zaozhuang
QINGHAI
GANSU
SHAANXI
Tengxian
Xuzhou
Kaifeng
Zhengzhou
Baoji
Xi'an
Pingdingshan
Xuchang
Yancheng
Yushu
Hanzhong
Nanyang
Huainan
Ankang
Shiyan
Nanjing
Nantong
Xinyang
Zaoyang
Hefei
Wuxi
Qamdo
SICHUAN
Tongling
Wuhu
Jingmen
TIBET
Chengdu
Wuhan
Qu Xian
Gongga Shan
7556 m
(24,790 ft)
Yichang
Shashi
Anqing
CHINA
HUBEI
Huangshi
ANHUI
Leshan
Yueyang
Jingdezhen
Zigong
Chongqing
Changde
Nanchang
INDIA
Qingjiang
Zunyi
Huaihua
Changsha
Xinyu
Taipi Duidam
Shaoyang
JIANGXI
Shaowu
GUIZHOU
Panzhihua
Guiyang
Hengyang
Fuzhou
Liupanshui
Duyun
HUNAN
Ganzhou
FUJIAN
Guilin
Kunming
Liuzhou
Xiamen
Mong Si
GUANGDONG
Pang Long
YUNNAN
Tropic of Cancer
Guangzhou
Canton
Nanning
Mandalay
Hekou
Cao Bang
MYANMAR
Macao
Hong Kong
Taunggyi
VIETNAM
Cam Pha
Zhanjiang
Hanoi
Haiphong
Mong Nai
Xam Nua
LAOS
Nam Dinh
Haikou
Chiang Mai
Gulf of Tonkin
HAINAN
South China Sea
Vinh
Lampang
Pegu
Vientiane
Dong Hoi
Paracel
Islands
(disputed)
Yangon
Rangoon
THAILAND
Hue
Khon Kaen
Da Nang
©2004 Microsoft Corp

Figure 1 Property Location

The exploration license is currently owned by GCC. The co-ordinates of the property's corners are listed along with the area and the in Table 1.

Table 1. Property Locations
Property Name	Area	Longitude	Latitude
Daguan	19 km2	106[0] 15' 00"	25[0] 10' 00"
		106[0] 15' 00'	25[0] 08' 15"
		106[0] 11' 30"	25[0] 08' 15"
		106[0] 11' 30"	25[0] 10' 00"

Item 7: Accessibility, Climate, Local Resources, Infrastructure and

Physiography

The Daguan Exploration Property is within 1 to 2 hours drive of the city of Wangmo which is located in Guizhou province, People's Republic of China (Figures 1, 2). Wangmo is approximately 200 km south of the Guizhou state capital city of Guiyang. The Daguan Exploration Property is accessible by gravel roads from Wangmo. Since the terrain is mountainous and the roads are what we would consider secondary at best, travel should be done with extreme caution is necessary when traveling these roads. Most roads have no barriers and extremely steep drop offs of up to 400 meters are common.

Daguan is located 21 km (approx 40 minutes) east of Wangmo on a secondary road and then approximately 5 km north on a tertiary road to the center of the property.

Wangmo
Guiyang
Anshun
Kunming
Zhaotong
Zunyi
Duyun
Kaili
Qujing
Hechi
Liuzhou
© Collins Bartholomew Ltd 2003
100 Km

Figure 2 Location Map

Banjiang
Daguan
Sanglang
Jiaolang
N
©2003 Global Insight 3.1
100 Km

Figure 3 Property Location map

.

6

附件二

采矿权设置情况说明表（存根）

个数	范围（主要拐点直角坐标）	采矿许可证号	发证日期	有效期	采矿权人	法定代表人	采矿企业性质	发证机关
1								
2								
3								
4								

本次矿权申请范围与已设立采矿权关系示意图（在适当位置标明拐点坐标）

106°11'30"
25°10'00"
106°15'00"
25°10'00"
无
Da Guan
106°11'30"
25°08'15"
106°15'00"
25°08'15"

经办人	经办职位：	处理结果：
[signature]	2003 年 11 月 [illegible]	1.收到批准划定矿区范围日期 2.收到采矿许可证领证通知日期

注：当本次矿权申请范围内没有已设立有效期内采矿权时，在"示意图"一栏填写"无"字，签字盖章即可。

SENT BY: JAGPAL; 6045076645 ; MAY-28-03 12:49PM; PAGE 2

DAGUAN LICENSE

"SCHEDULE C"

Exploration Report

on the

Daguan Property

Guizhou Province

China

for

Anderson Gold Corporation

by

Kenneth R. Thorsen, P. Eng., BSc

October 4, 2004

TABLE OF CONTENTS

Page

Item 1: Title Page -

Item 2: Table of Contents -

Item 3: Summary 1

Item 4: Introduction and Terms of Reference 2

Item 4i: Background, Authorization and Purpose 2 Item 4ii: Purpose of the Technical Report 3

Item 4iii,iv: Sources of Information 3

Item 5: Disclaimer 3

Item 6: Property Description and Location 3

Item 7: Accessibility, Climate, Local Resources, Infrastructure and 4 Physiography

Item 8: History 5

Item 9: Geological Setting 6

Item 9i: Regional Geology 6

Item 9ii: Property Geology 7

Item 10: Deposit Types 9

Item 11: Mineralization 10

Item 12: Exploration 11

Item 13: Drilling 11

Item 14: Sampling Method and Approach 11

Item 15: Sample Preparation, Analyses and Security 12

Item 16: Data Verification 12

Item 17: Adjacent Properties 12

Item 18: Mineral Processing and Metallurgical Testing 15

Item 19: Mineral Resource and Reserve Estimates 15

Item 20: Other Relevant Data and Information 16

Item 21: Interpretation and Conclusions 16

Item 22: Recommendations 16

Item 23: References 19

Item 24: Certificate of Qualifications 20

APPENDICES

Appendix 1 Mining License Titles

Appendix 2 Assay Certificate and sample Descriptions

Appendix 3 Legal Agreement

TABLES

Table 1 Property Locations 4

Table 2 Phase 1 and 2 Budgets on Daguan Property 18

LIST OF ILLUSTRATIONS

Page

Figure 1 Property Location 2

Figure 2 Location Map 4

Figure 3 Property Location map 5

Figure 4 Regional Geology 6

Figure 5 Silicified sandstone on clastic sediments at 8

Daguan Mine

Figure 6 Daguan Property Geology 9

Figure 7 Maohaopo Showing - February picture 10

Figure 8 Maohaopo Showing - October picture 11

Figure 9 Looking north along Daguan structure 13

Figure 10 Looking west at east trending fault 14

Figure 11 Looking west at leach pads 15

Figure 12 Satellite Image 17

Item 3: Summary

Anderson Gold Corporation and the Guizhou Gold Corporation have formed a joint venture company to explore and develop a property of 19 square kilometers in Guizhou Province, China. The property is within a one hour drive of the city of Wangmo, which is located approximately two hundred kilometers south of Guiyang - the capital city of Guizhou Province.

Anderson Gold can earn an ultimate 85% interest in the joint venture company by investing $US 1.88 million and making staged payments of $US 600,000 within four years.

The property is located within the Dian-Qian-Gui metallogenic belt that lies south and west of the Yangtze Craton. The belt hosts several sedimentary hosted mineral deposits and mines including the 1.52 million ounce Lannigau deposit which is approximately 50 km west of the property. Triassic sediments host the more important deposits.

The targets on the property are Carlin-style mineralization (large low grade sedimentary deposits) or higher grade deposits often associated with Carlin-style deposits (deposits associated with feeder faults). Past modern work on the property began with government geology and stream sediment sampling programs in 1985 and 1986. Since then, prospectors and small miners have primarily conducted work in the immediate area. The miners are mining an oxide deposit on the property by open pit and extracting gold by heap leach technology.

The Daguan Mine, the south end which is located approximately 500 m from the north boundary of the property, definitely has fault hosted and sedimentary-hosted gold mineralization. Chip samples taken by the author of accessible fault hosted mineralization assayed from 0.26 g/t Au to 4.44 g/t Au. The Maohaopo showing, located on the AGC property, is currently being mined by small miners.

A $C627,905 program of satellite image interpretation, mapping, prospecting, trenching and drilling is recommended in a two phase exploration program.

The joint venture company has acquired a property that has a very high potential to host mineralization of economic viability. The total recommended budget of approximately $C628,000 in two phases is adequate to properly explore the property.

Item 4: Introduction and Terms of Reference

Item 4 i: Background and Authorization

This report presents details of an exploration program conducted on a mining license known as the Daguan Property located in the Dian-Qian-Gui metallogenic province in Guizhou Province, China. A joint venture company in which the two partners are Anderson Gold Corporation (AGC) of Vancouver Canada and the Guizhou Gold Corporation (GGC) of China holds the property. AGC is a private company with its head office located in the city of Vancouver, British Columbia.

By a letter dated February 1, 2004, Mr. Anderson, President of AGC, requested the preparation of a report to comply with the qualifications set out in NI 43-101 reviewing previous work and recommending a work program on the Daguan Property.

Item 4ii: Purpose of the Technical Report

The purpose of the report is to fulfill the requirements for a technical report (using guidelines specified in National Instrument 43-101) for AGC in order that AGC may fulfill the requirements of the TSX Venture Exchange.

Item 4iii, iv: Sources of Information

The author relied on information in the public domain and various reports and maps supplied by GGC through AGC.

The author visited the property on February 9 and 10, and June 20, 2004 with representatives from AGC and GGC, and again on September 23, 2004. Several maps, reports and results of discussions are either used or represented in this report. It must be pointed out that raw data has not been made available to AGC by GGC for the property since under the terms of the agreement between GGC and AGC the raw data need not be supplied until the final agreement is signed.

Item 5: Disclaimer

In order to prepare this report the author has relied in part on summaries of historical data supplied to AGC by GGC. While the author has no reason to doubt the correctness of such work and reports, he takes no responsibility for the accuracy of work completed by others. Even though title documents and legal agreements have been reviewed by the author, this report does not constitute, nor is it intended to represent, a legal opinion as to the validity of the mining titles.

Item 6: Property Description and Location

The Daguan Property consists of a license totaling 19 square kilometers. The exploration license is currently owned by GCC. The co-ordinates of the corners of the license are presented in Table 1.

A copy of the Mandarin version of the claim title stamped with the official state seal is presented in Appendix 1.

AGC and GGC will set up a joint venture company in which AGC can earn an 85% interest in the property by investing a total of US$1.88 million into the joint venture company to be used for exploration and development of the property (or in three other properties under consideration by AGC) and by paying a total of US$600,000 in staged option payments to GGC. The initial 75% per cent interest will be earned after expenditues of $1.0 million have been made and cash payments have been completed.. AGC can earn its final 10% by spending the remaining $880,000 on the properties.

Table 1. Property Location
Property Name	Area	Longitude	Latitude

Daguan	19 km2	106[0] 15' 00"	25[0] 10' 00"
		106[0] 15' 00'	25[0] 08' 15"
		106[0] 11' 30"	25[0] 08' 15"
		106[0] 11' 30"	25[0] 10' 00"

.

Item 7: Accessibility, Climate, Local Resources, Infrastructure and

Physiography

The Daguan Property is within a one hour drive of the city of Wangmo which is located in Guizhou Province, People's Republic of China (Figs. 1, 2). Wangmo is approximately 200 km south of the Guizhou provincial capital city of Guiyang.

Since the terrain is mountainous and the gravel roads are what the author considers secondary at best, travel must be done with extreme caution. The main access road from Wangmo has no barriers and extremely steep drop offs of up to 400 meters are common.

The project area has a subtropical monsoon climate. Temperature and rainfall statistics could only be found for Guiyang, 200 km north of and with a slightly higher elevation than Wangmo. In Guiyang the average lows in January (the coldest month) are between 3 and 100C and the average highs in July are between 22 and 280C. Rainfall varies from a minimum average of 20 mm in the month of January to a maximum average of 215 mm in June. From the rainfall data available it would appear that the best months to conduct field operations would be from November to April when all months receive less than 100 mm of rainfall and the most difficult would be May through July when all months receive greater than 150 mm.

Wangmo is a city of approximately 400,000 people, is in the center of a farming area and services the agricultural industry. There is at least one large factory that manufactures bricks as well as other small factories that manufacture household goods. Farming in the area consists primarily of individual plots that grow sugar cane, canola, rice, wheat and myriad varieties of vegetables and fruits. Where possible hillsides are terraced and grow most of the crops. Hills too steep for terracing host sugarcane fields. Natural growth consists of spruce and pine trees at higher elevations and more tropical vegetation at lower elevations.

Item 8: History

Exploration of a rudimentary nature has probably been ongoing for centuries. Small mercury, antimony, bismuth and gold showings abound throughout the area and many oxide zones have been mined in a small way. The earliest modern exploration was undertaken by the Guizhou Geological Survey in 1985 and 1986 and consisted of mapping at 1:50 000 scale and stream sediment sampling at 5 samples per square kilometer. Detailed results of the stream sediment surveys are "private" and have not as yet been made available to AGC. The author was allowed to review summary results (broad contours of various elements) for the precise area of the claim block but the details were not provided other than that the very fine fraction of the stream sediments was used as the sample medium.

Item 9: Geological Setting

Item 9i: Regional Geology

The geological region in which the property is located, the Dian-Qian-Gui area, lies along the south and southwest margin of the Yangtze Precambrian craton in southwestern China. The other area of prolific Carlin-style gold mineralization, the Qinling area, lies on the north side of the same craton (Fig. 4). Regionally, tectonic zones in this area belong to the northwest trending Wangmei deformation zone.

REGIONAL GEOLOGY OF CHINA
Tien Shan
Tarim
Yanshan
Kunlun
Qilian
North China
Craton
A'
Tibet
Aba
Qinling
S-G
Yangtze
Craton
South China
Orogen
Carlin-type Gold
Triassic
Late Paleozoic
Early Paleozoic
Craton
Property area
A

Figure 4 Regional Geology

 Deposition along this zone consisted of deep water platform sediments in Permian time followed by a change to a tide water depositional environment in Triassic times. Other than minor mafic to ultramafic sills and dykes, intrusive rocks are scarce in the area. Gold deposition in the Dian-Qian-Gui belt is associated with structural deformations such as detachment faults, folds and the interference of the two. Most mineralization of any consequence is hosted by a zone of structural interference within Triassic sediments. There are also occurrences of skarn mineralization but none are known of significant size..

Item 9ii: Property Geology

Daguan Property

The Daguan property is underlain primarily by Triassic sediments including sandstones, limestones, dirty limestones and calcareous clastic sediments. An anticline in the northwest corner of the property exposes Permian limestones along a portion of the west northwest axis. The structural regime is most important on this property since all gold deposition in the immediate area known to date appears to be associated directly with faults. A major north northeast to northeast trending structure, which may dip steeply east, has been mapped on the property and trends directly into the heart of the Daguan Mine on the adjacent property to the north. Exposures of the structure at the Daguan Mine indicate it is approximately 25 to 40 meters thick and that it consists of a silicified, hematized matrix surrounding fragments of silicified limey sediments. The matrix in the exposed weathered zone is essentially oxidized to red-brown clays. Subsidiary structures to the major structure strike east to southeast at the mine and several similar structures are shown on the government geology map on the Daguan Property. A second fault strikes sub parallel to the above noted major fault and is located approximately two kilometers east of the major fault. It is unfortunate that more information is not available in the mining area to define the fault but most of the pits have been back filled with leach pads or waste as excavation continues along strike.

On the pit walls at the Daguan Mine it was noted that the oxidation in the receptive Triassic units extends to a depth of at least 60m below surface whereas the Permian limestones rocks are not visibly oxidized. Hydrothermal fluids destroying rock tenor prior to the rocks being exposed to surface oxidizing effects undoubtedly assist in the "oxidation" of the Triassic units. This is made very clear in the pit face shown in Fig 5. where the overlying silicified sandstone is less weathered than the underlying limey clastic rocks.

Silicified sandstone
Clastic/limestones
Fault/Breccia Zone

Fig. 5 Silicified sandstone on clastic sediments at Daguan Mine

Fig. 6 Daguan Property. Lithologies are Permian limestones ("P") and Traissic sediments ("T")

On the Daguan Property the Maohaopo showing is located approximately two kilometers west southwest of the Daguan Mine. A thin wedge of highly oxidized Triassic sediments is located in proximity to a fault zone. At the showing, the oxidized material is approximately 50 m wide and is bounded on both sides by unoxidized Permian limestones. On the north side of the Triassic units is a fault zone that also contains an antimony showing approximately 50 meters along strike from the pit and only a few meters across strike. Unfortunately the adit into the showing is inaccessible.

Item 10: Deposit Types

The target deposit type in the area is Carlin-style mineralization. Loosely defined, Carlin-style mineralization is mainly sediment hosted and ore bodies are relatively low grade but contain large tonnages. The namesake deposits in Nevada vary from 0.5 million ounces to 30 million ounces of contained gold per deposit. The hosting sediments are usually thinly bedded mixed carbonate and siliclastic rocks although many deposits contain ore in other units including mafic volcanics and felsic intrusives. The classic Carlin deposits contain gold in the micron to sub micron size range and gold is often associated with pyrite and arsenopyrite making the ores refractory unless oxidized. Typical exploration methods for true Carlin style deposits do not include tracing placers to source since there is little free gold to trace. One of the main features of Carlin-style deposits is that there is usually a structure or structures associated with the path of ore forming fluids and therefore understanding the structural regime of an area is as important as understanding the lithology. The structures themselves may be strongly mineralized and may in fact contain high grade ore. In fact much of the ore at Lannigau, the premier Carlin-style gold deposit in China, is within a fault associated with an anticlinal axial plane.

Item 11: Mineralization

A small unauthorized mine operates on the Daguan property approximately two kilometers west southwest of the Daguan Mine and is called the Maohaopo showing (Fig. 10). Two operators are mining a small amount of ore from a Triassic wedge along a fault zone surrounded by Permian rocks. The mineralization is within oxidized material with a large proportion of clay in the pit wall. On the February visit to Maohaopao only half of the face was sampled since the other half was inaccessible and two chip samples, each four meters long, were taken across the exposure approximately 1.5 meters from the base. The average of the two assays is 0.40 g/tAu/8.0m.

During the September visit the pit had expanded from approximately 30 m across to approximately 100 m across.

Fig. 7 Maohaopo Showing. Samples taken in right hand portion of pit where face is approximately eight meters across. (February picture)

Fig 8. Maohaopo Showing - September Picture

Item 12: Exploration

As of the writing of this report Anderson Gold Corporation has not yet performed any exploration on the Daguan Property other than the preliminary visits by the author and the sampling described in this report. The author visited the properties on February 9 and 10, 2004 during which time the property was examined and a total of two samples were taken on the Daguan Property (Maohaopo showing) and nine samples were taken from two locations at the adjoining Daguan Mine property. During the September visit three more samples were taken from the pit walls at Maohaopo. Meetings were held with geologists of the GGC and summary government geology and geochemistry maps were examined at the meetings. The author was informed that there has never been any concentrated exploration conducted on any of the property except for prospecting by locals and mining by unauthorized miners. There are no records available from the work of the prospectors or the illegal miners.

Item 13: Drilling

The author was informed that there had been no drilling completed on the properties under question and no evidence of drilling was seen during field evaluations.

Item 14: Sampling Method and Approach

The sampling method used during the evaluation of the property and from the adjoining Daguan Mine consisted of chip sampling across the strike of the mineralized zone. Samples varied in lengths from three to four meters and approximately three to four kilograms of sample were collected. Since the samples were taken in the oxide zone, the sample medium consisted of highly weathered rock to clay with some more siliceous unoxidized fragments or small siliceous sections. The volume of rock collected was kept consistent across the various sample mediums.

Item 15: Sample Preparation, Analyses and Security

The samples accompanied the author to Canada as luggage and other than in the hold of the aircraft, never left his presence. Regardless, each plastic sample bag was locked with a tamper proof seal and once in Canada the samples were transferred directly to Acme Analytical Laboratories in Vancouver, B.C.

A maximum of one kilogram of each sample was crushed so 70% of the sample passed through 10 mesh screen, then 250 grams was split and pulverized to 95% passing through 150 mesh screen. The resulting split was assayed by ICP after having been digested in Aqua Regia. A total of 36 elements including elements indicative of Carlin-style mineralization (Au, Ag, Bi, Sb, As) were selected for assay reporting. The full results of the assays are reported in Appendix 2.

Item 16: Data Verification

Data given to the author by the GGC is either summary geological or summary geochemical data on maps with no actual assay numbers made available. The geological data was verified in the field in several locations but the geochemical results were not.

Item 17: Adjacent Properties

The south end of the producing Daguan Mine open pit is located 500 m north of the north boundary of the Daguan Property. The north northeast trending mineralized structure at the Daguan Mine trends directly onto the Daguan Property. Note that there is no official information on the Daguan Mine even though it is a large operation that has probably mined at least 4.5 million tonnes of rock. Apparently there are only 3 legitimate claims that total less than 1 hectare in the area - the remainder of the mining is unauthorized. At the time of the June visit to the Mine, the author counted 55 trucks and 5 excavators that were involved in the mining process.

At the main Daguan Mine gold apparently (judging from the locations of recent excavations) is located within a north northeast striking fault zone, a subsidiary east striking fault zone, a northeast striking fault zone and Triassic calcareous siliclastic sediments. To date the main fault zone has been excavated to a depth of approximately 60 m for a strike length of approximately two kilometers.

Fig. 9 Looking north along main Daguan structure. Excavations are approximately 2 kilometers long.

Unfortunately the main fault, with the exception of one location, is buried under leach pads or waste material and could not be readily examined or sampled by the author except in the one location which was only partially sampled because access to the face was restricted. Two chip samples, each four meters long, were taken approximately 1.5 meters above the base of the face. Results of the two samples average 1.17 g/t Au/8.0m. Full details of the assays are presented in Appendix 2.

The east trending fault was sampled at its west end near the bottom of the oxide zone. A total of seven consecutive samples were taken as three meter chip samples approximately 1.5 meters above the base of the face. Results of the seven samples average 1.35 g/t Au/21m with a high assay of 4.44 g/t Au/3m.

Fig. 10 Looking west at cross section of east trending fault. Face is approximately 24 m across.

In discussions with the GGC geologists and one of the operators of the excavations it was revealed that the average recovered grade of the operation is approximately 1.0 g/t Au and recoveries are approximately 60% indicating an initial ore grade of 1.67 g/t. The initial number may be the final recovery but it is highly unlikely that the recovery figure is even remotely accurate for the following reasons:

    there does not appear to be any sampling done prior to mining - the miners are essentially digging any soft oxidized material,

    there are no engineers, geologists or technicians on site to map, sample or co-ordinate operations with respect to tonnages etc.,

    there are no weigh scales that measure the tonnage that is being dumped from each truck,

    soda ash is placed indiscriminately on the leach pads,

    there is no crushing facility - pieces as big as 30 cm in diameter are placed on the leach pads,

    a large proportion of the ore is clay and there is no facility for agglomeration.

Fig. 11 Looking west at leach pads and extraction tanks. Length of picture is approximately one kilometer.

There are no other adjacent claims to the Daguan Property. Other licenses exist in the region (including the other three properties that AGC is reviewing) and the most significant property in the region is the currently active Lannigau Mine property, which is located approximately 50 km to the west. Lannigau is currently operated by Sino Gold Limited (85%) under joint venture with the Guizhou Bureau of Geology and Mineral Resource Development (15%). The Lannigau deposit is essentially a Carlin-style sediment hosted deposit with enrichment along feeder faults and axial plane faults and cleavages. There are at least four separate lenses that make up the mine and total approximately 1.52 million ounces at a grade of 6.9 grams/tonne. This number was not confirmed by the author but was the latest number that could be found on the Sino Gold web site.

Item 18: Mineral Processing and Metallurgical Testing

Although mining and extraction is taking place on the Daguan property the processing is not considered relevant to this report nor is the processing considered to be of high standards. Anderson Gold has not taken any metallurgical samples and therefore has not attempted metallurgical testing.

Item 19: Mineral Resource and Mineral Reserve Estimate

Although there is mining of a sort on the Daguan property there is no established resource or reserve nor is there any attempt in this report to calculate or quote a resource or a reserve.

Item 20: Other Relevant Data and Information

To the authors knowledge there is no relevant data or information that has not been considered in preparation of this report or reports that the author has used to prepare this report.

Item 21: Interpretation and Conclusions

The reason for acquiring the Daguan leases was the potential of the property to host Carlin-style ore bodies. The presence of gold mineralization and high potential to find more mineralization and possibly economic mineral deposits through well planned and well executed exploration programs was paramount in this original decision..

The Daguan property has been advanced, through the opening up of the Maohaopo showing in the oxide zone by unauthorized miners, to a stage whereby it may be possible in a very short period of time to develop a gold resource by completing detailed mapping followed by trenching and drilling. Apart from the Maohaopo workings, the presence of the Daguan Mine on a mapped structure 500 m north of the licences' north boundary shows the affinity of the Triassic sediments to host gold mineralization. The structure as it trends south of the Daguan Mine workings becomes buried under loose till varying from a few meters to perhaps several tens of meters. With the lack of exploration other than by a follow - the - ore mining, the illegal miners would have no idea of the potential of the fault extension. On a satellite image (Fig.12) it is obvious that the main mineralized structure continues south of the Mine and bisects the Daguan Property. From the government geological survey (Fig.6) and from three field visits to the area by the author it is also evident that Triassic rocks capable of hosting Carlin style deposits are also present on a large percentage of the Daguan Property.

Main
Mineralized
Structure
Daguan Open Pit Mine
Maohaopo Showing
2 km
Daguan Property

Fig. 12. Satellite image. Red line is main mineralized structure

Item 22: Recommendations

Daguan Property - It is recommended that the initial step at Daguan is to purchase an Ikonos satellite scene for the property to develop a structural map and to use as a base for a detailed lithological map from the image (the Ikonos image will enable mapping to be completed accurately at scales of 1:10 000). The topography is relatively steep and weathering plays such an important part in development of oxide zones along permissive ore host lithologies and possible mineralized structures that valuable information will be obtained from the study. The study should be followed up by ground truthing of the satellite interpretation and a detailed geological mapping and prospecting program. The mapping and prospecting could be more instructive and revealing if accompanied by a trenching program using either hand labour or a backhoe with the latter being preferable depending on accessibility.

Reverse circulation drilling of appropriate targets should follow the mapping and prospecting program.

Table 2 Phase 1 and 2 Budgets on Daguan Property
ACTIVITY	COST ($C)
Phase I
Purchase and reduction of satellite image	5,000
Geological interpretation of image (10 days @ $400/day)	4,000
Geological mapping and prospecting (45 days @ $400/day; 90 man days @ $30/day)	20,700
Trenching	30,000
Assaying (200 samples @ $25/ sample)	5,000
Driver (45 days @ $30/day)	1,350
Vehicle rental (50 days @ $50/day)	2,500
Gas, and maintenance for vehicle	1,000
Room and board (180 man days @ $50/day)	9,000
Expat transportation including time and hotel	4,000
Drafting and printing	3,000
Report writing	3,000
Field supplies	2,500
Miscellaneous	2,500
Subtotal	93,550
Overhead to manage program (10%)	9355
Total Phase 1	102,905

Phase 2

Reverse circulation drilling (3500 m @ $150/m all in)	525,000
Total Phase 2	525,000

Grand Total phase 1 and 2	627,905

The first phase of drilling would consist of follow-up testing of structural and/or geochemical anomalies within Triassic sediments obtained from the mapping and sampling programs. One obvious target to test is the extension of the north northeast trending structural zone that hosts the Daguan Mine on the adjacent property to the north. A total of approximately 30 to 35 reverse circulation drill holes at depths from 100 to 150 m should be adequate as a first pass evaluation.

The combined budget for the first two phases of exploration is $627,905.

Respectfully submitted,

Kenneth R. Thorsen, P. Eng., BSc

October 4, 2004

Item 23: References

Han, Z., Sheng, X., 1996

Gold Deposits in Southwest Guizhou and Their Metallogenic Model, Guizhou Bureau of Geology and Mineral Exploration and Development, Volume 13, No.2 (Abstract only) 2p.

He, L., Zeng, R,, and Lin L, 1992.

Geology of Gold deposits of Guizhou, 16 p.

Li, . and Peters, S. G., 1998

Comparative Geology and Geochemistry of Sedimentary Rock-hosted (Carlin-type) Gold Deposits in The People's Republic of China and in Nevada, USA; U.S. Geological Survey Open Filke Report 98-466, 109p.

Zhou, T., Goldfarb,R.J., Phillips, G.N.

Tectonics and Distribution of Gold Deposits in China - An Overview, Mineralium Deposita (2002) 37, p249-282

CERTIFICATE OF QUALIFIED PERSON

I, Ken Thorsen, of 1936 Eureka Avenue, Port Coquitlam, British Columbia, hereby certify that:

  I am a graduate of the South Dakota School of Mines and Technology (1970) and hold a B.Sc. degree in Geological Engineering.

  I am presently self employed as a consulting geologist with Thorsen Consulting of 1936 Eureka Avenue, Port Coquitlam, British Columbia.

  I have been employed in my profession by various mining companies since graduation and have been self employed since January 1, 2002.

  I am a member of the Association of Professional Engineers and Geoscientists of British Columbia and have been registered since July 16, 2002. I am also a member of the Association of Professional Engineers of the Province of Ontario and have been registered since April 25, 1974.

  I have conducted and managed exploration programs for many different types of gold targets including Carlin-style targets during my 34 years of exploration experience. I have read the definitions of "Qualified Person" set out in NI 43-101 and certify that, by reason of my education, affiliation with professional associations (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "Qualified Person" for the purposes of NI 43-101.

  I am author of this report and and accept responsibility for the accuracy and the content of the information in this report.

  I visited the property which is the subject of this report on February 9 and February 10, 2004, July 7, 2004 and September 23, 2004.

  I am not aware of any material fact or material change with respect to the subject matter of the technical report that is not reflected in the technical report, the omission to disclose which makes the technical report misleading.

  I am independent of Anderson Gold Corporation applying all the tests in section 1.5 of NI 43-101.

  I have read NI 43-101 and NI 43-101F1 and the technical report has been prepared in compliance with that instrument and form.

  I consent to the use of this report for the purpose of complying with the requirements set out in NI 43-101 fro submitting a technical report.

Ken Thorsen, P.Eng.

Dated at Port Coquitlam, British Columbia, this 4th day of October, 2004.

APPENDIX 1

MINING LICENSE TITLES

PAGE 06

6

附件二

采矿权设置情况说明表（存根）

个数	范围（主要拐点直角坐标）	采矿许可证号	发证日期	有效期	采矿权人	法定代表人	采矿企业性质	发证机关
1								
2								
3								
4								

本次矿权申请范围与已设立采矿权关系示意图（在适当位置标明拐点坐标）

106°11'30"
25°10'00"
106°15'00"
25°10'00"
无
Da Guan
106°11'30"
25°08'15"
106°15'00"
25°08'15"

经办人	经办单位：	处理结果：
[signature]	[stamp] 200[illegible] 年 11 月 [illegible]	1.收到批准划定矿区范围日期 2.收到采矿许可证领证通知日期

注：当本次矿权申请范围内没有已设立有效期内采矿权时，在"示意图"一栏填写"无"字，签字盖章即可。

SENT BY: JAGPAL; 6045076645 ; MAY-28-03 12:49PM; PAGE 2

DAGUAN LICENSE

APPENDIX 2

ASSAY CERTIFICATE AND SAMPLE DESCRIPTIONS

APPENDIX 3

LEGAL AGREEMENT